UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Amneal Pharmaceuticals, Inc.

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Amneal Pharmaceuticals, Inc.

We make healthy possible.®

amneal®

Amneal.com

Notice of 2019

Annual Meeting of Stockholders
and Proxy Statement

You are cordially invited to attend the Amneal Pharmaceuticals, Inc. 2019 Annual Meeting of Stockholders.

MONDAY, MAY 6, 2019

9:00 a.m., local time

The Bridgewater Marriott
700 Commons Way
Bridgewater, NJ 08807

Items to be Voted On

1.	Elect as directors the 13 nominees named in the accompanying proxy statement;
2.	Conduct an advisory vote to approve executive compensation;
3.	Conduct an advisory vote on the frequency of future “say on pay” votes;
4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019; and
5.	Transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Record Date

You are eligible to vote if you were a stockholder of record at the close of business on March 15, 2019.

Voting

Your vote is important, and you are invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we encourage you to vote as soon as possible. If you received a Notice of Internet Availability, you may vote over the internet. If you received paper copies of the proxy materials, you can also vote by telephone or mail by following the instructions on the proxy card or voting instruction card. Voting over the internet, by telephone or by mail will ensure your representation at the annual meeting regardless of whether you attend in person.

This proxy statement and the related materials are first being distributed or made available to stockholders on or about March 22, 2019.

By Order of the Board of Directors,

David A. Buchen

Corporate Secretary

Bridgewater, New Jersey

March 22, 2019

Review your proxy statement and vote in one of four ways:

INTERNET	BY TELEPHONE	BY MAIL	IN PERSON
Visit the website on your proxy card	Call the telephone number on your proxy card	Sign, date and return your proxy card in the enclosed envelope	Attend the annual meeting in Bridgewater, New Jersey

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 6, 2019:

The notice of annual meeting, this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2018 are available at www.proxyvote.com.

To

Our Valued
Stockholders,

Robert Stewart

President & Chief Executive Officer

2018 was a year of significant progress for Amneal. We evolved our company with the completion of the Impax Laboratories merger – a transformative combination that has established Amneal as an industry leader with high-value generic product pipelines and a growing specialty business. Our team did an incredible job completing the Impax integration, accelerating synergy capture, launching high-value products and driving future value through the effective deployment of our capital.

As a result, even as we face significant market headwinds, we are entering 2019 a stronger, more robust Amneal with a clearly defined strategy to maximize our growth potential, stay ahead of the competition and respond to the current environment. By executing on this strategy, we are confident that we will deliver sustainable long-term growth for our shareholders and advance our mission to “make healthy possible.”

2018 Highlights

Although 2018 combined revenues were essentially flat due to industry headwinds and earlier-than-expected competition on key products, we achieved strong 2018 bottom-line results. Notably, on a full-year basis, combined adjusted EBITDA* grew by 16% to $584 million, combined adjusted diluted EPS* was $0.98 and operating cash flow was $250 million. In addition, we achieved sequential growth across all metrics as we moved through the year and ended 2018 with a strong fourth quarter.

“Our near-term priorities are focused on delivering double-digit earnings growth and solid operational cash flows”

We made significant strides in achieving our strategic priorities in 2018. We completed the Impax merger in May, and at the same time acquired Gemini Laboratories. The integration of Amneal with Impax and Gemini is largely complete. By the end of 2018, we completed nearly all key integration milestones and rapidly captured $60 million in synergies for 2018. We are ahead of schedule to deliver more than $200 million in synergies by the end of 2020.

*	Combined net revenue, combined adjusted net income, combined adjusted EBITDA and combined adjusted diluted EPS are non-GAAP (Generally Accepted Accounting Principles) financial measures. Please see “Appendix A – Non-GAAP Measures” for more information, including reconciliations to the most directly comparable GAAP measures along with an explanation for why we use these measures and how they are useful to investors.

Through our focus on operational excellence, we advanced our strategy to build a diversified pipeline of complex, high-value generic products to help insulate our company from market competition and pricing pressures. In 2018, Amneal led the U.S. generics industry in both approvals and launches, including 62 ANDA approvals, 10 tentative approvals and 42 new products launched. 33% of our new product launches were from injectable, topical or liquid products, further diversifying our portfolio of more than 200 generic products.

Our Specialty segment delivered strong script and revenue growth from key marketed products Rytary® and Unithroid®. Our R&D team was very active as well, submitting 31 ANDAs – 65% for non-oral solid dosage forms – and advancing our Specialty candidate IPX203 with the dosing of first patients in our Phase 3 study.

Through the strategic deployment of our capital, we acquired Gemini Laboratories and capitalized on creative partnership opportunities that further diversify our portfolio. This included driving additional value in generics with Jerome Stevens, Lannett and American Regent, and in biosimilars with mAbxience.

Looking Ahead: Building on a United Culture to Learn, Lead and Succeed

We have made excellent progress developing a strong and united employee culture at Amneal. We introduced our dynamic Learn, Lead, Succeed program, which is uniting our global team around common beliefs and powerful actions to propel Amneal forward. Looking ahead, we will introduce programs in 2019 to further align rewards and recognition, as well as learning and development, with our Learn, Lead, Succeed objectives.

With the Impax integration complete, we are shifting our focus to optimizing and strengthening our infrastructure and systems, and generating additional cost-savings that will help Amneal be more competitive and profitable in today’s market environment.

Our near-term priorities are focused on delivering double-digit earnings growth and solid operational cash flows. To do this, we will accelerate organic growth through the advancement of more than 215 products filed with the FDA or in development, drive continued operational excellence, improve our earnings potential by capturing targeted synergies, and leverage those savings to reinvest in the business.

From a long-term perspective, we are focused on strategically deploying our capital to support our growth goals. This will include expanding our generics business, where our focus is on high-value opportunities, and growing our specialty and biosimilars portfolios. At the same time, we will consider other adjacencies to insulate the company from the quarter-to-quarter fluctuations that are common to the generics industry. We will also continue pursuing creative business development opportunities to accelerate our growth.

Making Healthy Possible

This is a very exciting time for Amneal. We continue evolving the capabilities, strategy and talent to advance our company and provide patients with solutions that ‘make healthy possible’.

I want to thank our more than 6,000 employees world-wide who over the past year have relentlessly executed against our strategy while navigating through market headwinds. Thanks to their efforts we have made Amneal stronger for patients, customers and shareholders. We’re very optimistic about Amneal’s long-term growth potential and look forward to keeping you updated.

Sincerely,

Robert A. Stewart

President and Chief Executive Officer

March 22, 2019

Table

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Safe Harbor Statement

Certain statements contained herein, regarding matters that are not historical facts, may be forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, including, among other things, future operating results and financial performance, product development and launches, integration strategies and resulting cost reduction, market position and business strategy. Words such as “may,” “will,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “assume,” “continue,” and similar words are intended to identify estimates and forward-looking statements.

The reader is cautioned not to rely on these forward-looking statements. These forward-looking statements are based on current expectations of future events. If the underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Amneal Pharmaceuticals, Inc. (the “Company”). Such risks and uncertainties include, but are not limited to: the impact of global economic conditions; our ability to integrate the operations of Amneal Pharmaceuticals LLC and Impax Laboratories, LLC pursuant to the business combination completed on May 4, 2018, and our ability to realize the anticipated synergies and other benefits of the combination; our ability to successfully develop and commercialize new products; our ability to obtain exclusive marketing rights for our products and to introduce products on a timely basis; the competition we face in the pharmaceutical industry from brand and generic drug product companies, and the impact of that competition on our ability to set prices; our ability to manage our growth; our dependence on the sales of a limited number of products for a substantial portion of our total revenues; the risk of product liability and other claims against us by consumers and other third parties; risks related to changes in the regulatory environment, including United States federal and state laws related to healthcare fraud abuse and health information privacy and security and changes in such laws; changes to FDA product approval requirements; risks related to federal regulation of arrangements between manufacturers of branded and generic products; the impact of healthcare reform and changes in coverage and reimbursement levels by governmental authorities and other third-party payers; the continuing trend of consolidation of certain customer groups; our reliance on certain licenses to proprietary technologies from time to time; our dependence on third party suppliers and distributors for raw materials for our products and certain finished goods; our dependence on third party agreements for a portion of our product offerings; our ability to make acquisitions of or investments in complementary businesses and products on advantageous terms; legal, regulatory and legislative efforts by our brand competitors to deter competition from our generic alternatives; the significant amount of resources we expend on research and development; our substantial amount of indebtedness and our ability to generate sufficient cash to service our indebtedness in the future, and the impact of interest rate fluctuations on such indebtedness; the high concentration of ownership of our Class A Common Stock and the fact that we are controlled by a group of stockholders. A further list and descriptions of these risks, uncertainties and other factors can be found in the Company’s most recently filed Annual Report on Form 10-K and in the Company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.amneal.com or on request from the Company.

Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect the occurrence of events or circumstances after the date hereof.

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Corporate Governance

Business Combination and Corporate Structure

Amneal Pharmaceuticals, Inc. (the “Company”) is a Delaware corporation that was formed on October 4, 2017, for the purpose of facilitating the combination (the “Combination”) of Amneal Pharmaceuticals LLC (“Amneal”), a Delaware limited liability company, and Impax Laboratories, Inc. (“Impax”), a Delaware corporation. Prior to the Combination, Amneal was a privately held limited liability company and Impax was a publicly held corporation. As a result of the Combination, Impax became a Delaware limited liability company wholly owned by Amneal, and Amneal became the operating company for the combined business. The group, together with their affiliates and certain assignees, who owned Amneal prior to the Combination (the “Amneal Group”) continues to hold approximately 57% of the equity interests in Amneal, and the Company holds the remaining 43% of the equity interests in Amneal. The Amneal Group also holds approximately 57% of the common stock of the Company through its collective ownership of all of the issued and outstanding shares of class B common stock. Although the Company holds a minority economic interest in Amneal, as the managing member of Amneal we conduct and exercise full control over all activities of Amneal. Three members of the Amneal Group, Chirag Patel, Chintu Patel and Gautam Patel, are members of our Board of Directors and have been nominated for election at the annual meeting of stockholders.

Stockholders Agreement

In connection with the Combination, we entered into a stockholders agreement (the “Stockholders Agreement”) with the Amneal Group that sets forth, among other things, certain rights and obligations of the Company and the Amneal Group with respect to the corporate governance of the Company.

Board Composition

The Stockholders Agreement provides that the Board of Directors of the Company will consist of no more than 13 members, subject to increase if TPG Group Holdings’ (“TPG”) exercises its right to designate a director for appointment to the Company’s Board (as described below).

Following the closing of the Combination, pursuant to the Stockholders Agreement, the Board was composed as follows:

•	Amneal Group Directors. Seven directors, including the two Co-Chairmen, were designated by the Amneal Group, and Chirag Patel and Chintu Patel were designated as Co-Chairmen of the Board. The directors designated by the Amneal Group are referred to herein as the “Amneal Group Directors.”
•	Non-Amneal Group Directors. Five directors were designated by Impax, including Paul Bisaro, who is our Executive Chairman, and four other directors who had served as directors of Impax, including Robert L. Burr, our Lead Independent Director. In addition, pursuant to the Stockholders Agreement, Robert Stewart, the Company’s President and Chief Executive Officer, was appointed to the Board. The directors not designated by the Amneal Group are referred to herein as the “Non-Amneal Group Directors.”

For so long as the Amneal Group continues to beneficially own more than 50% of the outstanding shares of the Company, directors designated by the Amneal Group will have the right to designate the Co-Chairmen of the Board, and the Non-Amneal Group directors will have the right to designate the Lead Independent Director of the Board.

TPG, which holds all of our issued and outstanding class B-1 common stock by virtue of its investment in the Company, has the right, subject to certain ownership thresholds and other limitations, to designate a director for appointment to the Company’s Board (which right TPG has not exercised) or to designate an observer to the Board.

If TPG exercises its right to designate a director, its designee will be appointed to the Board subject to the approval of the Nominating and Corporate Governance Committee of the Board. Upon such appointment, subject to certain limitations, the Amneal Group will have the right to designate an additional director to the Board. The addition of such TPG and Amneal Group designees would cause the size of the Board to increase to 15 members. Additionally, at any time after the earlier of May 4, 2019 or the date of appointment of a director designated by TPG, we will have the right under the Amneal charter to convert all of the outstanding shares of Class B-1 Common Stock, all of which are currently held by TPG, into shares of Class A Common Stock. If TPG exercises its right to designate a director, the TPG designee, and any corresponding additional Amneal Group designee, would be appointed to the Board after the conclusion of the 2019 annual meeting and serve for a term ending on the date of our 2020 annual meeting of stockholders or until his or her successor shall be elected and qualify or until his or her earlier death, resignation or removal.

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There are currently two observers to the Board, one has been designated by the Board of Directors and one has been designated by TPG.

For so long as the Amneal Group continues to beneficially own more than 50% of the outstanding shares of the Company, the Amneal Group will have the right to designate for nomination the lowest number of designees that constitute a majority of the total number of directors comprising the Board. The Company will cause such nominee(s) to be included in any slate of nominees recommended by the Board to the stockholders of the Company for election. Seventy-five percent (75%) of the directors serving on the Nominating and Corporate Governance Committee will be required to approve (i) a decision not to nominate any of the initial directors of the Company as of the closing of the Combination for re-election to the Board at either of the first two annual meetings of stockholders of the Company following the completion of the Combination and (ii) until the third annual meeting of stockholders of the Company following the completion of the Combination, any change to the individuals serving as Chairman or Co-Chairmen of the Company’s Board.

If the Amneal Group beneficially owns 50% or less but more than 10% of the outstanding shares of the Company, the Amneal Group will have the right to designate a number of directors proportionate to the beneficial ownership of outstanding shares of the Company held by the Amneal Group (rounded up to the nearest whole number); provided, however, that such rounding shall not result in the Amneal Group having the right to designate a majority of the total number of directors comprising the Board when the Amneal Group beneficially owns 50% or less of the outstanding shares of the Company’s common stock.

With respect to the Amneal Group Directors, until the date on which the Amneal Group ceases to beneficially own at least 10% of the outstanding shares of the Company (the “Trigger Date”), any vacancy will be filled by the Board with a director designated by the Amneal Group, except when such vacancy is created when the number of the Amneal Group Directors then serving on the Board is in excess of the number of Amneal Group designees the Amneal Group has the right to designate under the Company’s Bylaws and the Stockholders Agreement.

With respect to the Non-Amneal Group Directors, the Nominating and Corporate Governance Committee will recommend to the Company’s Board directors to fill any vacancy (other than the CEO of the Company) with a person who satisfies all the qualifications of a Company Independent Director (as defined in the Stockholders Agreement), subject to the prior written consent of the Conflicts Committee.

Board Committees

The Stockholders Agreement provides that the Company’s Board shall initially have the following committees: (i) Audit Committee, (ii) Nominating and Corporate Governance Committee, (iii) Compensation Committee, (iv) Conflicts Committee, and (v) Integration Committee. The formation of, composition of, and amendment to the charter of any other committee requires the approval of 75% of the directors on the Company’s Board. Until the Trigger Date, each committee of the Company’s Board will include at least one director designated by the Amneal Group, subject to the applicable NYSE requirements. If at any time, any committee (other than the Conflicts Committee) does not have at least one such Amneal Group-designated director, the Amneal Group will be entitled to designate a director to have observer rights with respect to such committee. The formation and composition of any committee not specified above requires the approval of 75% of the Company’s Board.

Amneal Group Agreement to Vote

Until the Trigger Date, the Amneal Group must cause its shares to be present for quorum purposes at any stockholders meeting, vote in favor of all director nominees recommended by the Company’s Board, and not vote in favor of the removal of any Non-Amneal Group Director, unless such removal is recommended by the Nominating and Corporate Governance Committee.

Amneal Group Consent Rights

For so long as Amneal Group beneficially owns more than 25% of the outstanding shares of the Company, the Company will not take the following actions without obtaining prior consent of the Amneal Group:

•	amend, modify, or repeal any provision of the Company’s Certificate of Incorporation or Bylaws in a manner that adversely impacts any Amneal Group member;
•	effect any change in the authorized number of directors, except pursuant to the Stockholders Agreement;
•	create or reclassify any new or existing class or series of capital stock to grant rights, preferences, or privileges with respect to voting, liquidation, redemption, conversion or dividends that are senior to or on parity with those of the shares held by the Amneal Group; or
•	consummate any transaction as a result of which (a) more than 50% of the outstanding shares of the Company will be beneficially owned by any persons other than Amneal Group members and (b) any Amneal Group member receives an amount or form of consideration different from that which is granted to other holders of the Company’s shares.

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Code of Business Conduct; Corporate Governance Guidelines; Board Committee Charters

We are committed to conducting every aspect of our business in an ethical, open and honest manner and in full compliance with the law, both in letter and in spirit. Our Code of Business Conduct applies to all of our employees, officers and directors, and lays out guidelines for our employees, officers and directors to follow as they conduct business on behalf of our Company. We have also adopted Corporate Governance Guidelines, which, together with our Certificate of Incorporation, Bylaws and Board committee charters, form the framework for the corporate governance of the Company. In addition, the Stockholders Agreement between the Company and the Amneal Group and the limited liability company agreement of Amneal set forth a number of corporate governance requirements with respect to the Company.

The full text of the Code of Business Conduct as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Integration Committee Charter and Conflicts Committee Charter are available at the investors section of our web site, http://investors.amneal.com. We intend to disclose any amendment to, or waiver from, a provision of the Code of Business Conduct that applies to our directors or executive officers, including our principal executive officer, principal financial officer or principal accounting officer, in the investors section of our web site. Stockholders may request free printed copies of the Code of Business Conduct, Corporate Governance Guidelines and the Board committee charters by writing to: Amneal Pharmaceuticals, Inc., Attention: Secretary, 400 Crossing Boulevard, Bridgewater, NJ 08807 or corporatesecretary@amneal.com.

Controlled Company Status

The Amneal Group holds a majority of the voting power of our common stock and, pursuant to provisions set forth in our Certificate of Incorporation, Bylaws and the Stockholders Agreement, the Amneal Group has the ability to designate and elect a majority of our directors. As a result, we are a “controlled company” as defined by NYSE listing rules and may avail ourselves of exemptions relating to the Board and certain Board committees. Despite the availability of such exemptions, our Board currently has a majority of independent directors, and a Nominating and Corporate Governance Committee composed solely of independent directors. As permitted by NYSE listing rules for “controlled companies,” the Compensation Committee is not composed solely of independent directors.

Role of the Board of Directors

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation and our Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our non-employee directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Board Leadership Structure

Our Board of Directors is led by an Executive Chairman, who is also an officer of the Company, two Co-Chairmen and a Lead Independent Director. Because none of the Executive Chairman and Co-Chairmen are independent directors, the independent directors of the Board have elected a lead director, who is independent. The Lead Independent Director’s responsibilities include, but are not limited to, presiding over all meetings of the Board at which the Executive Chairman and Co-Chairmen are not present, including any executive sessions of independent directors, reviewing Board meeting schedules and agendas and acting as a liaison between the independent directors, Chief Executive Officer, Executive Chairman and Co-Chairmen. Our Chief Executive Officer does not hold a leadership position on the Board, but our Corporate Governance Guidelines do not prohibit him from doing so. The Board has determined that its leadership structure currently is in the best interests of the Company and our stockholders because it allows our Chief Executive Officer to focus on our day-to-day business and our Executive Chairman to manage the operations of the Board while providing independent Board leadership through the Lead Independent Director.

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Meetings of the Board of Directors

From the inception of the Company in May 2018 through the end of the fiscal year ended December 31, 2018 (fiscal 2018), the Board of Directors held 3 meetings. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board of Directors and each committee of the Board of Directors on which he or she served during fiscal 2018, in each case held during the period for which he or she was a director and committee member. Our non-employee directors meet regularly (at least quarterly) in executive session of the Board without employee directors or employees present, and our independent directors meet in executive session at least twice annually. The Lead Independent Director presides over executive sessions of the non-employee directors and the independent directors. Mr. Chirag Patel and Mr. Chintu Patel do not attend executive sessions of non-employee directors.

Communication with the Board of Directors; Director Attendance at Annual Meetings

Stockholders, employees and all other interested parties may communicate with a member or members or a committee of the Board of Directors by addressing their correspondence to the Board member or members or committee c/o Corporate Secretary, Amneal Pharmaceuticals, Inc., 400 Crossing Boulevard, Bridgewater, NJ 08807 or by email to corporatesecretary@amneal.com. Our corporate secretary will review the correspondence and will determine, in his good faith judgment, which stockholder communications will be relayed to the Board of Directors, any committee or any director. Our corporate secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Subject to the foregoing, mail addressed to “Board of Directors” or “non-management directors” will be forwarded to the Lead Independent Director.

Recognizing that director attendance at our annual meetings can provide our stockholders with a valuable opportunity to communicate with Board members about issues affecting our Company, we encourage our directors to attend each annual meeting of stockholders. We anticipate that all directors will attend the 2019 annual meeting, which is our first annual meeting of stockholders following the Combination.

Director Independence

In making independence determinations, the Board of Directors observes all criteria for independence established by the U.S. Securities and Exchange Commission (“SEC”), the NYSE, other governing laws and regulations, and the Stockholders Agreement. The Board considers all relevant facts and circumstances in making an independence determination. In accordance with our Corporate Governance Guidelines, to be considered independent:

•	the director must meet the bright-line independence tests under the listing standards of the NYSE; and
•	the Board must affirmatively determine that the director otherwise has no material relationship with our Company either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company.

The Board of Directors, through its nominating and governance committee, annually reviews all relevant business relationships any director may have with our Company. As a result of its annual review, the Board has affirmatively determined that each of the following directors meets the independence tests under the listing standards of the New York Stock Exchange, none of the following directors has a material relationship with the Company and, as a result, such directors are independent: Robert L. Burr, J. Kevin Buchi, Peter R. Terreri, Janet S. Vergis, Ted Nark, Emily Peterson Alva, Jean Selden Greene and Dharmendra Rama.

In making the foregoing independence determination, the Board of Directors considered the following relationships:

•	The spouse of Emily Peterson Alva is employed by a financial advisory firm that manages investments for, and is owned by, Chirag Patel and Chintu Patel, each a member of the Amneal Group and a Co-Chairman of the Board.
•	Ted Nark is an independent senior advisor to Tarsadia Investments. Tarsadia Investments is a family office investment firm. Tushar Patel, who is a member of the Amneal Group and an observer to the Board, is the Chairman and Founder of Tarsadia Investments. Gautam Patel, who is a member of the Amneal Group and a member of the Board, is a Managing Director of Tarsadia Investments.

The Board considered each of these relationships in light of the Company’s independence standards and determined that neither relationship constitutes a material relationship with the Company.

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In addition to the director independence standards described above, the Stockholders Agreement imposes additional independence requirements that apply in certain circumstances. The Stockholders Agreement defines “Company Independent Director” as a director who:

•	meets the independence standards under the rules of the New York Stock Exchange (“NYSE”);
•	is a non-Amneal Group Director;
•	is not a current or former member of the Board of Directors of any Amneal Group member or its affiliates or officer or employee of any Amneal Group member or its affiliates;
•	does not have and has not had any other material relationship with the Company or its affiliates; and
•	is designated by the Conflicts Committee as a “Company Independent Director.”

Committees of the Board of Directors

The Board of Directors has five standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Integration Committee and a Conflicts Committee. The following table sets forth the members of each committee and the number of meetings held during fiscal 2018 for each of the Board’s committees, as well as each director’s status as either independent or not independent and either an Amneal Group Director or Non-Amneal Group Director.

	Independent	Amneal Group Director	Non-Amneal Group Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Integration Committee	Conflicts Committee
Emily Peterson Alva
Paul Bisaro
J. Kevin Buchi
Robert L. Burr						Chair
Jean Selden Greene
Ted Nark					Chair
Chintu Patel							Chair
Chirag Patel
Gautam Patel
Dharmendra Rama
Robert A. Stewart
Peter R. Terreri				Chair
Janet S. Vergis								Chair
Number of Meetings				5	3	3	4	3

Audit Committee

The principal duties and responsibilities of our Audit Committee are to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the performance of the Company’s internal audit function and independent auditor.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. Each director who serves on the Audit Committee is independent under the listing standards of the NYSE and as that term is used in Section 10A(m)(3) of the Securities Act of 1934, as amended. The Board of Directors has determined that Peter Terreri qualifies as an Audit Committee financial expert as that term is defined by applicable SEC regulations, and has designated Peter Terreri as the Audit Committee’s financial expert.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at the investor relations section of our website at https://investors.amneal.com/corporate-governance/policies. The report of the Audit Committee begins on page 59 of this proxy statement.

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Compensation Committee

The principal duties and responsibilities of the Compensation Committee are to oversee the discharge of the responsibilities of the Board relating to compensation of the Company’s executive officers and directors.

Three of the four directors who serve on the Compensation Committee are independent under the listing standards of the NYSE and applicable SEC regulations with respect to Compensation Committees. The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the investor relations section of our website at https://investors.amneal.com/corporate-governance/policies. The report of the Compensation Committee is on page 36 of this proxy statement.

Pursuant to the Stockholders Agreement, the Amneal Group has the right to nominate two of the four directors serving on the Compensation Committee for so long as the Amneal Group beneficially owns more than 50% of the outstanding shares of the Company. The remaining directors are designated by a majority of the Company Independent Directors of the Company’s Board.

Nominating and Corporate Governance Committee

The principal duties and responsibilities of the nominating and governance committee are as follows:

•	to identify individuals qualified to become Board members consistent with the criteria approved by the Board;
•	to recommend to the Board director nominees for election by stockholders;
•	to develop and recommend to the Board a set of Corporate Governance Guidelines; and
•	to oversee the evaluation of the Board and management.

Each director who serves on the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the investor relations section of our website at https://investors.amneal.com/corporate-governance/policies.

Pursuant to the Stockholders Agreement, the Amneal Group has the right to nominate two of the four directors serving on the Nominating and Corporate Governance Committee for so long as the Amneal Group beneficially owns more than 50% of the outstanding shares of the Company. The remaining directors are designated by a majority of the Company Independent Directors of the Company’s Board.

Integration Committee

The principal duties and responsibilities of the Integration Committee are to oversee and serve as an advisory committee to the Company’s management in connection with the integration of the respective businesses and operations of Amneal and Impax following the Combination.

The Integration Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the investor relations section of our website https://investors.amneal.com/corporate-governance/policies.

Pursuant to the Stockholders Agreement, for a minimum of two years following the completion of the Combination, the Integration Committee will serve as an advisory committee to management in connection with the integration of Impax and Amneal.

Conflicts Committee

The principal duties and responsibilities of the Conflicts Committee are to provide leadership and guidance to the Board and the Company regarding transactions or situations involving potential conflicts of interest between the Company and its related parties.

The Conflicts Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the investor relations section of our website https://investors.amneal.com/corporate-governance/policies.

Pursuant to the Stockholders Agreement, until the Trigger Date, the Board will have a Conflicts Committee comprised solely of Company Independent Directors. Any amendments to the Conflicts Committee Charter will be approved by (i) 75% of the directors of the Company’s Board, (ii) a majority of the Company Independent Directors, and (iii) a majority of the Conflicts Committee. The responsibilities of the Conflicts Committee include approval of certain transfers of shares of the Company by an Amneal Group member to third parties, approval of any related party transactions, and approval of any material amendment to the Stockholders Agreement, as set forth in the Conflicts Committee Charter.

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The Board’s Role in Risk Oversight

Management is responsible for managing the day-to-day risks our Company faces. Our Board of Directors is responsible for:

•	confirming that management has implemented an appropriate system to manage these risks, i.e., to identify, assess, mitigate, monitor, and communicate about these risks; and
•	providing effective risk oversight through the Board’s committee structure and oversight processes.

Beyond these fundamental responsibilities for risk oversight, our Board concentrates on the broader implications of our strategic plans and allows the committees to focus on specific areas of risk. Our directors, through their risk oversight role, are responsible for confirming that the risk management processes designed and implemented by the Company’s executive officers and other senior managers are consistent with the Company’s corporate strategy and are functioning as directed.

The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our executive officers attend our quarterly Board meetings. In addition to making quarterly presentations at such meetings regarding our operations, our executive officers are available to discuss any questions or concerns raised by the Board relating to risk management and any other matters.

While the Board is ultimately responsible for risk oversight at our Company, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Audit Committee

In accordance with its charter, the Audit Committee is required to, among other things, focus on the reasonableness of control processes for identifying and managing key business, financial and regulatory reporting risks. The Audit Committee is also mandated by its charter to discuss with management our Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including, as required by the NYSE, our risk assessment and risk management policies. The Audit Committee monitors our Company’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management, external auditors and our Company’s internal audit function.

Compensation Committee

The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the evaluation and management of risks arising from our compensation policies and programs. As a result of its evaluation, the Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with corporate governance, including Board structure, size, membership and succession planning for our directors and executive officers.

Integration Committee

The Integration Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the integration of Amneal and Impax.

Conflicts Committee

The Conflicts Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of the risks associated with the conflicts of interest that may arise from certain related party transactions.

www.amneal.com	AMNEAL PHARMACEUTICALS, INC. | 2019 Proxy Statement	12

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Director Nominations

The Nominating and Corporate Governance Committee considers recommendations for directorships submitted by our stockholders. Stockholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations, in accordance with the procedures (including the information requirements) set forth in our Bylaws, in writing to: Corporate Secretary, Amneal Pharmaceuticals, Inc., 400 Crossing Boulevard, Bridgewater, NJ 08807. In order for the Nominating and Corporate Governance Committee to have adequate time to consider such candidate for inclusion on the director nominee slate, the stockholder’s notice should be received at the address above within the time period set forth in our Bylaws (see “Stockholder Proposals for Inclusion in Our 2020 Annual Meeting Proxy Statement and Proxy Card” below).

In its assessment of each potential candidate, the Nominating and Corporate Governance Committee reviews the nominee’s personal and professional integrity, ethics and values and ability to make mature business decisions. The Nominating and Corporate Governance Committee may also consider the following criteria, as well as any other factor the committee deems relevant:

•	the candidate’s experience in corporate management, such as serving as an officer of a publicly held company;
•	the candidate’s experience as a board member of a publicly held company;
•	the candidate’s professional and academic experience relevant to our industry;
•	the strength of the candidate’s leadership skills;
•	the candidate’s experience in finance and accounting and executive compensation practices; and
•	whether the candidate has the time required for the preparation, participation and attendance at board and committee meetings.

Nominees may also be recommended by directors, members of management, or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board, the Nominating and Corporate Governance Committee may consider, in addition to the requirements described above and set out in its charter, quality of experience, our needs and the range of knowledge, experience and diversity represented on the Board. Each director candidate is evaluated by the Nominating and Corporate Governance Committee based on the same criteria and in the same manner, regardless of whether the candidate was recommended by a stockholder or by others.

The Board of Directors does not have a formal policy on Board diversity as it relates to the selection of nominees for the Board. The Board believes that diversity and a variety of experiences and viewpoints should be represented on the Board. In selecting a director nominee, the Nominating and Corporate Governance Committee focuses on skills, viewpoints, expertise or background that would complement the existing Board. The Nominating and Corporate Governance Committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, marketing, finance, human resources, communications and other areas that are relevant to our activities. The Nominating and Corporate Governance Committee assesses its effectiveness in this regard when evaluating the composition of the Board.

In the case of a recommendation submitted by a stockholder, after full consideration, the stockholder proponent will be notified of the decision of the nominating and governance committee.

The Nominating and Corporate Governance Committee conducts the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director nominees. The Nominating and Corporate Governance Committee also reviews the independence of each candidate and other qualifications of all director candidates, as well as considers questions of possible conflicts of interest between director nominees and our Company. After the Nominating and Corporate Governance Committee has completed its review of a nominee’s qualifications and conducted the appropriate inquiries, the Nominating and Corporate Governance Committee makes a determination whether to recommend the nominee for approval by the Board of Directors. If the Nominating and Corporate Governance Committee decides to recommend the director nominee for nomination by the Board of Directors and such recommendation is accepted by the Board, the form of our proxy solicitation will include the name of the director nominee.

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Director Compensation

Each of our non-employee directors receives an annual fee payable in cash. In addition, so that our non-employee directors have an ownership interest aligned with our stockholders, each non-employee director also receives an annual grant of stock options and restricted stock units. Board members also receive an initial equity grant when they join the Board. Members of our Board committees receive an additional annual fee for each committee on which they serve, other than the Integration Committee. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at Board and committee meetings. The compensation of our non-employee directors was reviewed by our independent compensation consultant in May 2018.

Our director compensation program is summarized in the table below.

Compensation Element	2018 Compensation
Annual Fee – Lead Independent Director (cash)	$110,000
Annual Fee – Other Members (cash)	$75,000
General Board Service Fee – Equity
Targeted value of initial stock option grant	$184,250
Targeted value of initial restricted stock unit grant	$90,750
Targeted value of stock options granted annually	$184,250
Targeted value of restricted stock units granted annually	$90,750
Vesting Schedule	1 year cliff vesting
Additional Fees for Committee Service – Cash
Audit Committee (Chair/Member)	$25,000/$15,000
Compensation Committee (Chair/Member)	$20,000/$10,000
Nom. & Corp. Gov. Com. (Chair/Member)	$15,000/$7,500
Integration Committee (Chair/Member)	Nothing additional
Conflicts Committee (Chair/Member)	$15,000/$7,500

During fiscal 2018, our non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash(1)	RSU Awards	Option Awards	Total
Emily Peterson Alva	$60,000	$91,667	$183,333	$335,000
J. Kevin Buchi	$70,000	$91,667	$183,333	$345,000
Robert L. Burr	$95,000	$91,667	$183,333	$370,000
Jean Selden Greene	$55,000	$91,667	$183,333	$330,000
Ted Nark	$63,333	$91,667	$183,333	$338,333
Chintu Patel	$50,000	$91,667	$183,333	$325,000
Chirag Patel	$50,000	$91,667	$183,333	$325,000
Gautam Patel	$56,667	$91,667	$183,333	$331,667
Dharmendra Rama	$55,000	$91,667	$183,333	$330,000
Peter R. Terreri	$71,667	$91,667	$183,333	$346,667
Janet S. Vergis	$66,667	$91,667	$183,333	$341,667

(1)	Amounts have been pro rated to reflect fees earned from the completion of the Combination to the end of 2018.

Employee directors do not receive any separate compensation for their Board activities.

In order to further align the interests of our non-employee directors with the interests of our stockholders, we require our non-employee directors to own our stock as set forth below.

Position	Minimum Ownership Guideline
Non-employee directors	3x annual cash retainer

We adopted our stock ownership guidelines in May 2018, and we expect our non-employee directors to be able to achieve the required ownership thresholds by five years from the date of adoption of the guidelines. Newly elected directors will have five years from the date they became subject to the stock ownership guidelines to comply with them. For the purpose of determining stock ownership levels, we include shares underlying restricted stock and restricted stock units (whether or not vested) and shares underlying “in-the-money” vested stock option awards.

www.amneal.com	AMNEAL PHARMACEUTICALS, INC. | 2019 Proxy Statement	14

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Proposal 1 Election of Directors

Introduction

Our Company’s Bylaws provide for the annual election of directors. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated for election each of our current directors.

At the annual meeting, the thirteen nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees shall become unable or unwilling to stand for election as a director (an event not now anticipated by the Board of Directors), proxies will be voted for such substitute as designated by the Board of Directors, or, alternatively, the Board of Directors may reduce the number of directors on the Board, subject to the provisions of the Stockholders Agreement.

Director Nominees

For each of the thirteen director nominees standing for election, the following sets forth certain biographical information, including a description of their business experience during at least the past five years and the specific experience, qualifications, attributes or skills that qualify them to serve as directors of the Company and/or members of the Board committees on which they serve. Each of the individuals listed below has been a director of the Company since the completion of the Combination. For further information, about how director nominees are selected, see “Corporate Governance–Director Nominations” above.

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PAUL BISARO Age 58 Executive Chairman	CHINTU PATEL Age 47 Co-Chairman

Paul Bisaro has served as our Executive Chairman and as a member of our Board since the Combination, and previously served as President and Chief Executive Officer and a member of the board of Impax since 2017. Prior to joining Impax, Mr. Bisaro served as Executive Chairman of the Board of Directors of Allergan plc (NYSE: AGN), a global pharmaceutical company (formerly Actavis plc) since July 2014 and previously served as Chairman, President and Chief Executive Officer of Actavis until June 2014. Mr. Bisaro retired from the Board of Directors of Allergan in August 2018. He was appointed President, Chief Executive Officer and a member of the board of Actavis in September 2007 and was appointed Chairman of the board of Actavis in October 2013. Prior to joining Actavis (formerly Watson Pharmaceuticals), Mr. Bisaro was President, Chief Operating Officer and a member of the board of Barr Pharmaceuticals, Inc., a global specialty pharmaceutical company, from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr, and from 1997 to 1999 served in various additional capacities including Senior Vice President, Strategic Business Development. Prior to joining Barr, he was associated with the law firm Winston & Strawn LLP and a predecessor firm, Bishop, Cook, Purcell and Reynolds LLP from 1989 to 1992. Mr. Bisaro served on the board of directors of Zimmer Biomet Holdings, Inc. (NYSE: ZBH), a musculoskeletal healthcare company, from December 2013 to May 2017. Since May 2015, he has also served on the board of directors of Zoetis, Inc. (NYSE: ZTS), a producer of medicine and vaccinations for pets and livestock, and on the compensation and quality committees of such board. Since 2014, Mr. Bisaro has served on the Board of Visitors of The Catholic University of America’s Columbus School of Law. He also served as Chairman of the Board of the Generic Pharmaceutical Association (GPhA) in 2010 and 2011. Mr. Bisaro holds an undergraduate degree in General Studies from the University of Michigan and a Juris Doctor from The Catholic University of America in Washington, D.C. Mr. Bisaro’s extensive experience in the pharmaceutical industry and in executive and chairman positions with publicly traded companies provides the Board with unique insights into our operations, challenges and opportunities.

Skills and Qualifications:

•  CEO, General Management, Commercial

•  Corporate Development, Business Development, Mergers & Acquisitions

•  Finance and Accounting

•  International

•  Legal, Compliance, Risk Management

•  Manufacturing

•  R&D, Scientific

•  Regulatory

Chintu Patel has served as a Co-Chairman of our Board since the Combination, and previously was Amneal’s Co-Founder and served as Co-Chairman and Co-Chief Executive Officer of Amneal from 2002 until the completion of the Combination. Mr. Patel holds a bachelor’s degree in pharmacy from Rutgers College of Pharmacy. With his brother, Chirag Patel, Mr. Patel built a group of independent companies engaged in the development of healthcare technologies and products, including Adello Biologics, LLC (engaged in the development of biosimilar pharmaceutical products), AmDerma Pharmaceuticals, LLC (engaged in the development of dermatological products), Asana Biosciences, LLC (an early stage drug discovery and R&D company focusing on several therapeutic areas, including oncology, pain and inflammation), Kashiv (engaged in the development of pharmaceutical products) and Prolong Pharmaceuticals LLC (an early stage biotechnology company focused on new branded hematology and oncology products). Mr. Patel serves on the management boards of each of these companies and since January 2019 has been the Chief Executive Officer of Kashiv. Mr. Patel also serves on the boards of the Long Island Association and the Make-a-Wish Foundation®, and is a recipient of the Ernst & Young National Entrepreneur of the Year Life Sciences Award. Mr. Patel’s long experience as an entrepreneur in the healthcare industry as a co-founder and leader of numerous successful pharmaceutical businesses, including Amneal, gives him deep understanding of the pharmaceutical industry and extensive expertise in the wide range of strategic, commercial, R&D and operational matters relevant to the Company.

Skills and Qualifications:

•  CEO, General Management, Commercial

•  Manufacturing

•  R&D, Scientific

•  Regulatory

www.amneal.com	AMNEAL PHARMACEUTICALS, INC. | 2019 Proxy Statement	16

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CHIRAG PATEL Age 52 Co-Chairman	ROBERT A. STEWART Age 51 Chief Executive Officer

Chirag Patel has served as a Co-Chairman of our Board since the Combination, and previously was Amneal’s Co-Founder and served as Co-Chairman and Co-Chief Executive Officer of Amneal from 2005 to the completion of the Combination. Mr. Patel received his bachelor’s degree in commerce from H.A. College of Commerce, India and his BS in business administration from New Jersey City University. He also holds an honorary doctorate degree from New Jersey City University. With his brother, Chintu Patel, Mr. Patel built a group of independent companies engaged in the development of healthcare technologies and products, including Adello (engaged in the development of biosimilar pharmaceutical products), AmDerma (engaged in the development of dermatological products), Asana (an early stage drug discovery and R&D company focusing on several therapeutic areas, including oncology, pain and inflammation), Kashiv (engaged in the development of pharmaceutical products) and Prolong (an early stage biotechnology company focused on new branded hematology and oncology products). Mr. Patel serves on the management boards of each of these companies. Mr. Patel also serves on the boards of the Association for Accessible Medicines® (formerly Generic Pharmaceutical Association), Liberty Science Center®, the Art of Living Foundation®, New Jersey City University Foundation and the Family Reach®Foundation, and is a recipient of the Ernst & Young National Entrepreneur of the Year Life Sciences Award. Mr. Patel’s long experience as an entrepreneur in the healthcare industry as a co-founder and leader of numerous successful pharmaceutical businesses, including Amneal, gives him deep understanding of the pharmaceutical industry and extensive expertise in the wide range of strategic, commercial, financial and operational matters relevant to the Company.

Skills and Qualifications:

•  CEO, General Management, Commercial

•  Corporate Development, Business Development, Mergers & Acquisitions

•  Investment, Venture Capital

•  International

•  Regulatory

Robert A. Stewart has served as our President and Chief Executive Officer and as a member of our Board of Directors since the Combination, and from January 25, 2018 to the completion of the Combination, as Chief Executive Officer of Amneal. Prior to joining Amneal, he held several leadership positions at Allergan plc, including Executive Vice President and Chief Operating Officer, from May 2016 to December 2017, President, Generics and Global Operations, from March 2015 to May 2016, Chief Operating Officer, from July 2014 to March 2015, and President, Global Operations, from August 2010 to July 2014. He previously served as Senior Vice President, Global Operations at Watson Pharmaceuticals from 2009 to August 2010 and held various positions with Abbott Laboratories, Inc. (NYSE: ABT), a multinational healthcare company, from 2001 until 2009 where he most recently served as Divisional Vice President, Global Supply Chain, Quality Assurance and prior to this position served as Divisional Vice President for U.S./Puerto Rico and Latin America Plant Operations. Prior to joining Abbott Laboratories, Inc., he worked for Knoll Pharmaceutical Company from 1995 to 2001 and before that Hoffman La-Roche Inc. Mr. Stewart has been the board chair of the Association for Accessible Medicines since January 2019. Mr. Stewart has been a North American Manufacturing board member since September 2016, and a member of the Fairleigh Dickinson University Board of Trustees since June 2017. He earned his Bachelor’s degree in Business Management and Finance from Fairleigh Dickinson University. Mr. Stewart brings a full range of strategic management expertise, a broad understanding of the issues facing the pharmaceutical industry, and an in-depth knowledge of the Company’s operations to our Board of Directors.

Skills and Qualifications:

•  CEO, General Management, Commercial

•  Corporate Development, Business Development, Mergers & Acquisitions

•  International

•  Manufacturing

•  R&D, Scientific

•  Regulatory

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ROBERT L. BURR Age 68 Lead Independent Director	EMILY PETERSON ALVA Age 44

Robert L. Burr has served as our Lead Independent Director since the Combination, and previously served as chairman of the board of directors of Impax from 2008 until the completion of the Combination, having served as an independent director since 2001. Mr. Burr has been a self-employed investment manager since May 2008. Mr. Burr was employed by J.P. Morgan Chase & Co. and associated entities from 1995 to May 2008, at which time he resigned his position as Managing Partner of the Fleming US Discovery III Funds. From 1992 to 1995, Mr. Burr was head of Private Equity at the investment banking firm Kidder, Peabody & Co., Inc. Prior to that time, Mr. Burr served as the Managing General Partner of Morgan Stanley Ventures and General Partner of Morgan Stanley Venture Capital Fund I, L.P. and was a corporate lending officer with Citibank, N.A. Mr. Burr received an MBA from Columbia University and a BA from Stanford University. Mr. Burr’s financial acumen and his extensive knowledge of capital markets represent a valuable resource to the board in the assessment of our capital and liquidity needs. In addition, Mr. Burr’s venture capital and private equity investment experience gives him the leadership and consensus-building skills to guide the board on a variety of matters, including compensation, corporate governance and risk assessment.

Skills and Qualifications:

•  Corporate Development, Business Development, Mergers  & Acquisitions

•  Finance and Accounting

•  Investment, Venture Capital

Emily Peterson Alva has served on our Board of Directors since the Combination. Ms. Alva is a financial, strategic and business advisor to senior executives, founders and corporate boards of directors, and has focused on private company advisory projects and family office investing since 2013. Prior to that time, Ms. Alva spent more than 15 years at Lazard as a senior mergers & acquisitions investment banker advising industry leading companies. Ms. Alva’s extensive advisory and transaction work covers multiple industries with a primary sector focus and expertise in healthcare. While at Lazard, Ms. Alva held leadership roles, both with clients and internally. She advised some of Lazard’s most important clients over many years, and was one of the youngest bankers promoted to Managing Director at the firm. During her Lazard tenure, Ms. Alva was selected for the Council on Foreign Relations’ Corporate Leaders Program, which recognizes accomplished professionals on a senior management track and links business leaders with decision makers in government and academia. Prior to joining Lazard, Ms. Alva worked at a development stage company focused on engineering-based solutions to improve industrial waste processing systems. More recently, Ms. Alva has served as a Board Member and Treasurer for the Alumnae Board of Directors of Barnard College. Ms. Alva received a BA in Economics from Barnard College, Columbia University. Ms. Alva’s financial acumen together with her advisory and transaction experience reaching deep into many sectors of healthcare, provide the Amneal Board with insight into a variety of matters, including corporate development and strategy.

Skills and Qualifications:

•  Corporate Development, Business Development, Mergers & Acquisitions

•  Finance and Accounting

•  Investment, Venture Capital

www.amneal.com	AMNEAL PHARMACEUTICALS, INC. | 2019 Proxy Statement	18

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J. KEVIN BUCHI Age 63	JEAN SELDEN GREENE Age 46

J. Kevin Buchi has served on our Board of Directors since the Combination, and previously served as Impax’s Interim President and Chief Executive Officer from December 2016 until March 27, 2017 and as a member of the board of directors of Impax from 2016 until the completion of the Combination. From August 2013 to December 2016, Mr. Buchi served as President and Chief Executive Officer and member of the board of directors of TetraLogic Pharmaceuticals Corporation (formerly Nasdaq: TLOG), a biopharmaceutical company, whose assets were subsequently acquired by Medivir AB in December 2016. Prior to TetraLogic Pharmaceuticals, Mr. Buchi served as Corporate Vice President, Global Branded Products of Teva Pharmaceutical Industries Ltd. (NYSE: TEVA), from October 2011 to May 2012. Prior to Teva, Mr. Buchi served as Chief Executive Officer of Cephalon, Inc. (formerly Nasdaq: CEPH), which was subsequently acquired by Teva, from December 2010 to October 2011, and held various positions at Cephalon including Chief Operating Officer from January 2010 to December 2010 and Chief Financial Officer from 1996 to 2009. Since April 2013, Mr. Buchi has served as a director and member of the remuneration and nominating committee, and audit committee of the board of Benitec Biopharma Ltd. (Nasdaq: BNTC), a biotechnology company headquartered in Australia. Mr. Buchi received his BA degree from Cornell University and a Masters of Management from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Buchi’s extensive experience as a senior executive and board member in the pharmaceutical industry provides the Board with unique insights into our business.

Skills and Qualifications:

•  CEO/CFO, General Management, Commercial

•  Corporate Development, Business Development, Mergers & Acquisitions

•  Finance and Accounting

•  International

Jean Selden Greene has served on our Board of Directors since the Combination. Ms. Greene has been a Managing Director at Lazard since 2008, having been promoted to positions of increasing responsibility since joining Lazard in 1999. Throughout her tenure at Lazard, Ms. Greene has advised numerous clients on financial and strategic advisory assignments. These clients span a wide range of sectors, with a focus on industrials, capital goods and multi-industrials. From 1994 to 1997, Ms. Greene was an Analyst at Smith Barney, where she worked on equity and debt financings and M&A transactions for clients in the energy sector. Ms. Greene serves on the board of directors of Dress for Success, a global non-profit organization that promotes the economic independence of disadvantaged women. Ms. Greene received a BA from Wellesley College and an MBA from the University of Chicago. Ms. Greene brings to the Board significant financial expertise and experience in strategic planning and corporate development activities.

Skills and Qualifications:

•  Corporate Development, Business Development, Mergers & Acquisitions

•  Finance and Accounting

•  Investment, Venture Capital

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TED NARK Age 60	GAUTAM PATEL Age 46

Ted Nark has served on our Board of Directors since the Combination. Mr. Nark has served as Managing Director of KRG Capital Partners, a Denver-based $2 billion private equity fund, since 2007. In that role, Mr. Nark has led the identification, negotiation and due diligence of new acquisitions and has worked with portfolio companies and maintained relationships with limited partners. While at KRG, Mr. Nark has led the acquisition and successful monetization of companies including Convergint Technologies, Diversified Food Services and Petrochoice. From 2006 to 2007, Mr. Nark was a Partner at Leonard Green & Partners and from 2002 to 2006, he served as Chief Executive Officer and Chairman of the Board of White Cap Construction Supply, a Leonard Green-owned distributor of construction hardware, tools and materials to professional contractors in the United States. Previously, Mr. Nark served as Chief Executive Officer of Corporate Express Australia and Group President at Corporate Express Inc. Mr. Nark is currently a board member of several private companies such as Convergint Technologies, Western Windows, Trafficware, and The Maroon Group. Mr. Nark has previously served on the Boards of Corporate Express Australia, Fort Dearborn, White Cap Construction Supply, FTD, Leslies Pools, Gaiam, Real Goods Solar and Claim Jumper. Mr. Nark received a BS from Washington State University. Mr. Nark’s strong background in finance and corporate development combined with his service in executive leadership roles within complex corporate organizations contribute strategic and management insight to our Board.

Skills and Qualifications:

•  CEO, General Management, Commercial

•  Corporate Development, Business Development, Mergers & Acquisitions

•  Investment, Venture Capital

•  International

Gautam Patel has served on our Board of Directors since the Combination. Mr. Patel has been Managing Director of Tarsadia Investments, a private investment firm based in Newport Beach, California, since 2012. In that role, Mr.  Patel has led a team of investment professionals to identify, evaluate and execute principal control over equity investments across sectors including life sciences, financial services and technology. Prior to joining Tarsadia, Mr. Patel served as Managing Director at Lazard from 2008 to 2012, where he led financial and strategic advisory efforts in sectors including transportation and logistics, private equity, and healthcare. Prior to that, Mr. Patel served in a variety of advisory roles at Lazard from 1999 to 2008, including multiple restructuring, bankruptcy and corporate reorganization assignments in 2001 and 2008. From 1994 to 1997, Mr. Patel was an Analyst at Donaldson, Lufkin & Jenrette, where he worked on mergers & acquisitions as well as high-yield and equity financings. Mr. Patel is currently a Board Member of several private companies such as Adello Biologics, Asana Biosciences, LERETA, Envisics and AIONX Antimicrobial Technologies. Mr. Patel also serves on the boards of Tarsadia Foundation and Casita Maria Center for Arts & Education, a New York based non-profit organization which aims to empower children through arts based education. Mr. Patel received a BA from Claremont McKenna College, a BS from Harvey Mudd College, an MSc from the London School of Economics and an MBA from the University of Chicago. Mr. Patel brings an extensive knowledge of the Company’s business and operations combined with deep experience in finance, corporate development and healthcare investing to the Board.

Skills and Qualifications:

•  Corporate Development, Business Development, Mergers & Acquisitions

•  Finance and Accounting

•  Investment, Venture Capital

www.amneal.com	AMNEAL PHARMACEUTICALS, INC. | 2019 Proxy Statement	20

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DHARMENDRA RAMA Age 50	PETER R. TERRERI Age 61

Dharmendra Rama has served on our Board of Directors since the Combination. Mr. Rama has been President and CEO of Auro Hotels, a privately held owner, developer and manager of upscale hotels, since 2017. Prior to the formation of Auro Hotels in 2017, Mr.  Rama served as President of JHM Hotels, a predecessor company ranked as the eleventh largest hotel owner and developer as of 2016, from 2011 to 2017. From 1995 to 2011, Mr. Rama served as JHM’s Director of Operations. Prior to joining JHM, Mr. Rama held positions with Holiday Inn Worldwide, Interstate Hotels and Marriott Corporation. Mr. Rama currently serves on the Board of the American Hotel and Lodging Association, and as co-chairman of the Owners Council of such board. Mr. Rama is a member of the Owners Advisory Councils of both Marriott International and Hyatt Hotels and Resorts. Mr. Rama currently serves on the Dean’s Advisory Board of the Cornell Hotel School, is President of the Cornell Hotel Society of South Carolina, and a member of the Board of Trustees of the Peace Center for the Performing Arts. Mr. Rama received a BS from Johnson & Wales University, a Master of Management in Hospitality from Cornell University, and is a 2016 graduate of the Owner/President Management Program at Harvard Business School. Mr. Rama brings significant entrepreneurial, managerial and transactional experience to the Board.

Skills and Qualifications:

•  CEO, General Management, Commercial

•  Investment, Venture Capital

Peter R. Terreri has served on our Board of Directors since the Combination, and previously as a member of the board of directors of Impax from 2003 until the completion of the Combination. Mr. Terreri is currently President, Chief Executive Officer and director of CGM, Inc., a manufacturing company that he has owned and operated since 2000. He previously served as Senior Vice President and Chief Financial Officer of Teva Pharmaceuticals USA, Inc. from 1985 through 2000 and as an auditor at PricewaterhouseCoopers LLP from 1981 to 1984. Mr. Terreri received his BS in Accounting from Drexel University and has been a certified public accountant since 1981. Mr. Terreri’s more than 20 years of experience in the pharmaceutical industry provides the Board with comprehensive understanding of our operations and strategy. His prior experience as Chief Financial Officer of a major generic pharmaceutical company also brings to the Board deep understanding of accounting and risk management issues.

Skills and Qualifications:

•  CFO, General Management, Commercial

•  Corporate Development, Business Development, Mergers & Acquisitions

•  Finance and Accounting

•  Manufacturing

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JANET S. VERGISs Age 54

Janet S. Vergis has served on our Board of Directors since the Combination, and previously served on the board of directors of Impax from 2015 until the completion of the Combination. Ms. Vergis has served as an Executive Advisor for private equity firms since January  2013, where she identifies and evaluates healthcare investment opportunities. From January 2011 to August 2012, Ms. Vergis was the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company dedicated to oral health. From 2004 to 2009, she served as President of Janssen Pharmaceuticals LP, McNeil Pediatrics, Inc. and Ortho-McNeil Neurologics, Inc., subsidiaries of Johnson and Johnson (NYSE:JNJ). Ms.  Vergis contributed to a number of Johnson & Johnson companies during her 21 years, holding positions of increasing responsibility in research and development, new product development, sales, and marketing. Since May 2014, Ms. Vergis has served as a director on the board of Church & Dwight Co., Inc. (NYSE:CHD), a leading consumer and specialty products company, and is currently a member of the audit and governance committees. She has also served as a director and Chair of the Commercialization Committee for the Board of MedDay Pharmaceuticals, a privately held biotechnology company, since November 2016. Ms. Vergis previously served as a director of Lumara Health, a privately held pharmaceutical company (sold to AMAG Pharmaceuticals) from October 2013 to November 2014, and as a director of OraPharma from January 2011 to June 2012. Ms. Vergis received her MS degree in Physiology and her BS degree in Biology from The Pennsylvania State University. Ms. Vergis’ extensive experience in the pharmaceutical industry in executive and director positions brings to the board unique business expertise, particularly in the areas of new product development, sales, and marketing.

Skills and Qualifications:

•  CEO, General Management, Commercial

•  Corporate Development, Business Development, Mergers & Acquisitions

•  Investment, Venture Capital

•  R&D, Scientific

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Required Vote

Our Bylaws provide for a majority vote standard in uncontested elections of directors. Therefore, to be elected at our 2019 annual meeting, which is an uncontested election, each nominee for director must receive the affirmative vote of a majority of the votes cast with respect to such nominee by the holders of the shares of voting common stock voting in person or by proxy at the annual meeting. A majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES SET FORTH IN PROPOSAL NO. 1.

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Our Management

Executive Officers and Directors

Our executive officers and directors, their positions and their ages as of March 15, 2019, are as set forth in the table below. Each of our directors holds office until the next annual meeting of our stockholders or until his successor has been elected and qualified. Our executive officers serve at the discretion of the Board of Directors.

Name	Age	Position
Paul Bisaro	58	Executive Chairman of the Board of Directors
Chintu Patel	47	Co-Chairman of the Board of Directors
Chirag Patel	52	Co-Chairman of the Board of Directors
Robert A. Stewart	51	President, Chief Executive Officer and Director
Andrew Boyer	53	Executive Vice President, Commercial Operations
Todd P. Branning	49	Senior Vice President, Chief Financial Officer
David A. Buchen	54	Senior Vice President, Chief Legal Officer and Corporate Secretary
Nikita Shah	41	Senior Vice President, Chief Human Resources Officer
Robert L. Burr	68	Lead Independent Director
Emily Peterson Alva	44	Director
J. Kevin Buchi	63	Director
Jean Selden Greene	46	Director
Ted Nark	60	Director
Gautam Patel	46	Director
Dharmendra Rama	50	Director
Peter R. Terreri	61	Director
Janet S. Vergis	54	Director

For a description of the business experience of the above individuals who are director nominees standing for election, see “Proposal No. 1—Election of Directors.”

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ANDREW BOYER Executive Vice President, Commercial Operations	TODD P. BRANNING Senior Vice President, Chief Financial Officer

Andrew Boyer has served as our Executive Vice President, Commercial Operations since the Combination, and from February 5, 2018, to the completion of the Combination, as Executive Vice President, Commercial Operations of Amneal. Prior to joining Amneal, Mr. Boyer served as President & CEO of North America Generics, Teva Pharmaceutical Industries Ltd. from August 2016 to February 2018. Before that, Mr. Boyer was Senior Vice President of Sales and Marketing for the U.S. Generics Division at Allergan from September 2006 to August 2016. Mr. Boyer joined Allergan (then known as Watson Pharmaceuticals) in 1998 as Associate Director of Marketing in Generics. Before joining Allergan, Mr. Boyer served as National Accounts Manager for Lederle/American Cyanamid as well as Marketing Manager for Barr Laboratories. He serves as a Director of the Association for Accessible Medicines. Mr.  Boyer received his bachelor’s degree in Business Administration and Management from State University of New York at Albany.

Todd P. Branning has served as our Senior Vice President, Chief Financial Officer since January 22, 2019. Before that, Mr. Branning was Senior Vice President, Chief Financial Officer of the global generic medicines division at Teva Pharmaceutical Industries Ltd., a multinational generic pharmaceuticals company, from August 2016 to March 2018. Prior to joining Teva, Mr. Branning served as Vice President, Finance for Allergan plc, a global pharmaceutical company, from June 2013 to August 2016, where he led the finance function supporting Allergan’s generics, branded and wholesale distribution business. Mr. Branning has also held financial leadership roles at PricewaterhouseCoopers LLP, PPG Industries, Inc. and Merck & Co., Inc. Mr. Branning received his BBA from the University of Miami and MBA from Carnegie Mellon University. Mr. Branning is also a Certified Public Accountant and has completed a CFO certification program at The Wharton School at the University of Pennsylvania.

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DAVID A. BUCHEN Senior Vice President, Chief Legal Officer and Corporate Secretary	NIKITA SHAH Senior Vice President, Chief Human Resources Officer

David A. Buchen is our Senior Vice President, Chief Legal Officer and Corporate Secretary, a position he has held since January 1, 2019. Mr. Buchen is responsible for all of our legal, intellectual property and corporate compliance functions. From 2015 until he joined Amneal, Mr. Buchen served as a consultant to the pharmaceutical industry, providing counsel to various global and U.S. manufacturing, marketing and distribution companies. Prior to establishing his consultancy, Mr. Buchen served in various leadership positions with the company now known as Allergan plc, including Executive Vice President Commercial, North American Generics and International from 2014 to 2015, Chief Legal Officer — Global and Secretary from 2012 to 2014, Executive Vice President, General Counsel and Secretary from 2011 to 2012, Senior Vice President, General Counsel and Secretary from 2002 to 2011, Vice President and Associate General Counsel from 2000 to 2002, Senior Corporate Counsel and Corporate Counsel from 1998 to 2000 and Assistant Secretary from 1999 to 2002. Prior to joining Allergan, Mr. Buchen was Corporate Counsel at Bausch & Lomb Surgical (formerly Chiron Vision Corporation) from November 1995 until November 1998 and was an attorney with the law firm of Fulbright & Jaworski, LLP. Mr. Buchen received a BA in Philosophy from the University of California, Berkeley in 1985, and a Juris Doctor with honors from George Washington University Law School in 1989.

Nikita Shah has served as our Senior Vice President, Chief Human Resources Officer since the Combination, and from January 2014 to the completion of the Combination, as Senior Vice President, Corporate Affairs & Human Resources of Amneal. Ms. Shah oversees human resources for the Company. Prior to joining Amneal, Ms. Shah led the internal audit and human resources functions for Warner Chilcott, a global specialty pharmaceutical company, from 2007 to 2014. She also supported corporate M&A, process improvements and systems efficiencies across the organization. Prior to Warner Chilcott, Ms. Shah held roles of increasing responsibilities at AT&T and Deloitte Consulting. Ms. Shah received her master’s degrees in accounting and auditing from Gujarat University, India. She is a certified public accountant.

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Compensation Discussion and Analysis

The following Compensation Discussion and Analysis contains statements regarding historical and future Company performance targets or goals. We have disclosed these targets or goals in the limited context of our compensation programs and they should not be understood to be statements of management’s expectations or estimates of results. We specifically caution investors not to apply these statements to other contexts.

Introduction

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2018 to the following executive officers:

2018 NAMED EXECUTIVE OFFICERS
Name	Position
Robert A. Stewart(1)	President and Chief Executive Officer
Bryan Reasons(2)	Former Senior Vice President and Chief Financial Officer
Paul Bisaro(3)	Executive Chairman, former Chief Executive Officer
Andrew Boyer(4)	Executive Vice President, Commercial Operations
Sheldon Hirt(5)	Former Senior Vice President, General Counsel and Corporate Secretary
Nikita Shah(6)	Senior Vice President, Chief Human Resources Officer
(1)	Mr. Stewart was hired by Amneal in January 2018 in anticipation of the Combination and assumed his role as President and Chief Executive Officer of the Company upon the completion of the Combination.

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(2)	Mr. Reasons had been the Chief Financial Officer of Impax prior to the Combination and became the Chief Financial Officer of the Company upon its formation in October 2017, at which point the Company was a subsidiary of Impax. Mr. Reasons continued in his role as Senior Vice President and Chief Financial Officer of the Company upon the completion of the Combination. Mr. Reasons stepped down from his position as Chief Financial Officer as of January 22, 2019, and left the Company on February 28, 2019.
(3)	Mr. Bisaro had been the Chief Executive Officer of Impax prior to the Combination and became the Chief Executive Officer of the Company upon its formation in October 2017, at which point the Company was a subsidiary of Impax. Upon the completion of the Combination, Mr. Bisaro assumed his role as Executive Chairman of the Company.
(4)	Mr. Boyer was hired by Amneal in February 2018 in anticipation of the Combination and assumed his role as Executive Vice President, Commercial Operations of the Company upon the completion of the Combination.
(5)	Mr. Hirt had been the Senior Vice President, General Counsel and Corporate Secretary of Amneal prior to the Combination and assumed his role as Senior Vice President, General Counsel and Corporate Secretary of the Company upon the completion of the Combination. Mr. Hirt left the Company on January 31, 2019.
(6)	Ms. Shah had been the Senior Vice President, Corporate Affairs & Human Resources of Amneal prior to the Combination and assumed her role as Senior Vice President, Chief Human Resources Officer of the Company upon the completion of the Combination.

Throughout this proxy statement we refer to these individuals as our “named executive officers.” The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

The primary objective of our executive compensation program is to provide compensation designed to:

•	attract, motivate and retain executive officers of outstanding ability and potential;
•	reinforce the execution of our business strategy and the achievement of our business objectives; and
•	align the interests of our executive officers with the interests of our stockholders, with the ultimate objective of increasing stockholder value.

The Compensation Committee aims to provide incentives for superior performance in a given year and over a sustained period by paying fair, reasonable and competitive compensation, and by basing a significant portion of our total compensation package upon achieving that performance (i.e., “pay for performance”).

We also aim for simplicity in our compensation program so that it is easy for our employees and our stockholders to understand the various components of our compensation program and the incentives designed to drive Company performance. The three key components of our executive compensation program are base salary, annual cash performance based incentive and equity-based long-term incentive awards.

Although our compensation program has only been in place since May 2018, when we completed the Combination and became a new publicly traded company, we believe that the compensation program has been instrumental in helping the Company achieve financial and strategic goals, as evidenced by the following:

2018 Financial Performance (in thousands, except per share data)

•	Combined net revenue[1] of $1,861,473
•	Combined adjusted net income[1] of $293,702
•	Combined adjusted EBITDA[1] of $584,280
•	Combined adjusted diluted EPS[1] of $0.98

From a strategic perspective, 2018 was a year of significant accomplishments.

Business Combination and Integration

•	In May, we completed the combination of Impax and Amneal and created a new integrated pharmaceutical company with a strong trade presence, integrated supply chain, strong cash flow and diversified R&D pipeline. We employ approximately 6,000 people and operate in North America, Asia and Europe
•	We are ahead of schedule for achieving our cost synergy goal

Operational Execution

•	We led the U.S. generics industry in approvals and launches with 62 ANDA approvals, 10 tentative ANDA approvals and 42 new product launches
•	We submitted 31 ANDAs
•	We initiated our Phase 3 Study for IPX203
•	We achieved strong net sales growth with our Rytary® and Unithroid® products in our Specialty segment

Capital Deployment

•	On May 4, 2018, we entered into a licensing agreement for the U.S. market with MabXience S.L. for its biosimilar candidate for Avastin® (bevacizumab)
•	On May 7, 2018, we acquired Gemini Laboratories, LLC, a company with a portfolio of licensed and owned, niche and mature branded products
•	On August 16, 2018, we entered into a 10-year license and supply agreement with Jerome Stevens Pharmaceuticals, Inc. for Levothyroxine sodium tablets with an effective date of March 22, 2018. And on November 9, 2018, we entered into a transition agreement with Lannett Company to begin commercialization of Levothyroxine sodium tablets, ahead of the effective date of our agreement with Jerome Stevens
•	On August 31, 2018, we entered into a 5-year supply and distribution agreement with American Regent, Inc. for the only preservative-free generic alternative to Makena® (hydroxyprogesterone caproate injection, USP, 250 mg/mL)

1	Combined net revenue, combined adjusted net income, combined adjusted EBITDA and combined adjusted diluted EPS are non-GAAP (Generally Accepted Accounting Principles) financial measures. Please see “Appendix A – Non-GAAP Measures” for more information, including reconciliations to the most directly comparable GAAP measures along with an explanation for why we use these measures and how they are useful to investors.

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Role of the Compensation Committee

The Compensation Committee of our Board of Directors is responsible for setting and administering the policies that govern salary, annual and long-term incentive programs and other compensation and benefits for our executive officers. With respect to the compensation of our Executive Chairman and Chief Executive Officer, the Compensation Committee makes recommendations to the Board of Directors, which makes decisions on the basis of those recommendations. The Compensation Committee oversees various executive and employee compensation plans and programs, and it has responsibility for continually monitoring these plans and programs to confirm that they adhere to our compensation philosophy and objectives. Our Compensation Committee determines the appropriate compensation levels of executives, evaluates officer and director compensation plans, policies and programs, and reviews benefit plans for officers. Our Compensation Committee believes that the total compensation paid to our named executive officers should be fair, reasonable and competitive, and that a significant portion of the total compensation should be tied to our Company’s annual and long-term performance.

The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee, and believes that it is important to do so from time to time. See “Peer Group Surveys and the Role of Our Compensation Consultant” below.

Role of our Chief Executive Officer in Compensation Decisions

Regarding most compensation matters, including executive compensation and our annual and long-term incentive plans, our Chief Executive Officer provides recommendations to the Compensation Committee. The Compensation Committee, however, does not delegate any of its functions to others in setting compensation for our named executive officers and directors.

The Compensation Committee makes all compensation decisions for the named executive officers other than our Executive Chairman and Chief Executive Officer, for whom the Board of Directors makes compensation decisions with the advice of the Compensation Committee. The Compensation Committee annually evaluates the performance of, and evaluates the compensation of, our Executive Chairman and Chief Executive Officer based upon a combination of the achievement of corporate goals and individual performance. As part of its performance review process, the Compensation Committee solicits the input of the full Board of Directors. Our Chief Executive Officer annually reviews the performance of the other executive officers, other than our Executive Chairman. Our Chief Executive Officer makes recommendations on the basis of these reviews, including with respect to salary adjustments and incentive plan award amounts for the other executive officers, other than our Executive Chairman, and he presents his conclusions and recommendations to the Compensation Committee. The Compensation Committee then exercises its judgment to make final compensation determinations. Neither the Executive Chairman nor Chief Executive Officer participates in the decision making regarding his own compensation and neither is present when his compensation is discussed. Our Compensation Committee reports the compensation decisions it has made with respect to our executive officers other than our Executive Chairman and Chief Executive Officer to the Board of Directors. With respect to the compensation of our Executive Chairman and Chief Executive Officer, the Compensation Committee makes recommendations to the Board of Directors, and the Board of Directors makes compensation decisions.

Peer Group Surveys and the Role of Our Compensation Consultant

Our Compensation Committee does not rely solely on surveys of compensation paid to similar executives in order to determine annual and long-term compensation for our named executive officers. However, in light of the compensation objectives described above, the

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Compensation Committee does from time to time review peer group surveys as an independent measure to confirm that the compensation being set is fair, reasonable and competitive.

During fiscal 2018, the Compensation Committee engaged Radford, a business unit of Aon Plc, an independent executive compensation consulting firm, to prepare a peer group compensation survey based upon publicly available information prior to setting fiscal 2018 compensation for our executive officers. Radford’s services to us are limited to advising the Compensation Committee with respect to executive  compensation and non-employee director compensation. The Compensation Committee reviews and evaluates the independence of its consultant each year and has the final authority to hire and terminate the consultant. In considering Radford’s independence, the Compensation Committee reviewed various factors relating to Radford and the individuals actually providing services to the Company, including those factors required by the SEC and the NYSE. Based on a review of these factors, the Compensation Committee has determined that Radford is independent and that Radford’s engagement presented no conflicts of interest for 2018.

The peer group in 2018 consisted of 15 publicly traded pharmaceutical companies with revenues of $730 million to $6.5 billion and market capitalizations of $2 billion to $18.5 billion. The companies comprising our peer group are set forth below.

• Akorn, Inc.	• Lannett Company, Inc.
• Alkermes plc	• Mallinckrodt plc
• Catalent, Inc.	• Mylan N.V.
• BioMarin Pharmaceutical Inc.	• Perrigo Company plc
• Emergent BioSolutions Inc.	• Prestige Consumer Healthcare Inc.
• Endo International plc	• Teva Pharmaceutical Industries Ltd.
• Horizon Pharma plc	• United Therapeutics Corporation
• Jazz Pharmaceuticals plc

Components of Executive Compensation

Consistent with its pay for performance philosophy, the Compensation Committee believes that it is important to place at risk a greater percentage of executives’ and senior managers’ compensation than that of non-executives and non-senior managers by tying executives’ and senior managers’ compensation directly to the performance of the Company. Accordingly, as set forth in the charts below, a significant portion of executive compensation consists of annual and long-term incentives linked to the Company’s financial performance and/or the performance of the Company’s stock.

Base Salaries

We have entered into employment agreements with all of our named executive officers other than Mr. Hirt and Ms. Shah. For each of the named executive officers, including our Chief Executive Officer, the executive officer’s base salary is subject to annual increase at the discretion of the Compensation Committee or Board of Directors. Base salaries for our named executive officers reflect the scope and nature of each officer’s responsibilities. Adjustments to base salary are based upon the named executive officer’s past performance, expected future contributions, changes in responsibilities and internal pay equity. As discussed above, the Compensation Committee also from time to time reviews peer group surveys as an independent measure to confirm that any adjustments are fair, reasonable and competitive. The 2018 base salaries for Messrs. Stewart, Bisaro and Boyer were negotiated in connection with the employment agreements that were entered into in anticipation of the Combination. The 2018 base salaries for Messrs. Reasons and Hirt and Ms. Shah were unchanged from the base salaries they earned as pre-Combination employees of Impax (for Mr. Reasons) and Amneal (for Mr. Hirt and Ms. Shah).

The 2018 base salaries of our named executive officers are set forth below.

Name	2018 Base Salary
Robert A. Stewart	$1,000,000
Bryan Reasons	$529,461
Paul Bisaro	$750,000
Andrew Boyer	$650,000
Sheldon Hirt	$422,300
Nikita Shah	$387,845

Annual and Long-Term Incentive Awards

In order to align the interests of our stockholders with our compensation plans, we tie significant portions of our named executive officers’ compensation to our annual and long-term financial, operating and stock price performance through annual cash and long-term equity incentives. The Compensation Committee’s philosophy is that named executive officers should

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expect the level of their compensation to vary with performance, with compensation increasing when performance exceeds our internal targets and budgets and compensation decreasing when performance falls below these expectations.

Annual Performance-Based Cash Incentive Compensation

The Compensation Committee believes that, in order to reward performance and overall Company success, a portion of an executive officer’s compensation should be tied to the achievement of the Company’s goals and that individual’s performance goals in the form of an annual cash incentive payment. The cash incentive payment is calculated as set forth below.

Annual Incentive Target Amount	x	Company Performance Achievement Level	x	Individual Performance Modifier	=	Incentive Payment
Targets vary based on level and are expressed as a percentage of base salary		2018 Company performance is measured based on achievement against adjusted EBITDA goal, up to 150% of target		Incentive payouts may be adjusted up or down (0%-150%) based on individual performance

The Compensation Committee has chosen combined adjusted EBITDA (which we define as net income before net interest expense, income taxes, depreciation and amortization (EBITDA), as adjusted for certain other items described in our SEC filings, including stock-based compensation expense, acquisition and site closure expenses, restructuring and asset-related charges, loss on extinguishment of debt, inventory related charges, litigation, settlements and related charges, losses or gains on sales of assets, asset impairment charges, amortization of upfront payments, royalty expenses, foreign exchange losses or gains, loss on sale of international operations, R&D milestone payments, and change in value of contingent consideration), calculated on a combined basis to include the results of acquisitions during the year as if the transaction closing dates had occurred on the first day of 2018, as the target performance objective for the payment of awards under our annual cash incentive plan.

The Compensation Committee has selected adjusted EBITDA as the performance measure for the annual cash incentive plan because adjusted EBITDA growth most closely reflects our operating performance and is a key metric for driving the long-term strategic direction that the Board of Directors has set for our Company. Further, adjusted EBITDA growth is highly correlated to or reflective of our Company’s financial and operational improvements, ability to generate cash flow from operations, growth and return to stockholders. We believe that EBITDA, as adjusted, is helpful in assessing the overall performance of our business, and is helpful in highlighting trends in our overall business because the items excluded in calculating adjusted EBITDA have little or no bearing on our day-to-day operating performance. We also believe that Adjusted EBITDA is an important non-GAAP valuation tool that potential investors use to measure our profitability against other companies in our industry.

Our adjusted EBITDA target for a given year is determined by the Compensation Committee based upon recommendations from and discussions with management, a review of current economic conditions and recent acquisition activity, and aligns with our external targets. Factors used by the Compensation Committee in setting adjusted EBITDA targets include, among others, the following:

•	reasonable growth expectations taking into account a variety of circumstances faced by our Company;
•	market conditions, including the related impact on cost and our ability to offset any cost increases with pricing increases or other cost savings measures; and
•	prior fiscal year adjusted EBITDA.

Adjusted EBITDA is not a term defined under U.S. generally accepted accounting principles (GAAP).

After the Compensation Committee reviews the final full year financial results of our Company, the Compensation Committee approves annual cash incentive payouts for the prior year. Annual cash incentive awards are generally paid in March.

No annual cash incentive payments are made unless the threshold adjusted EBITDA target has been achieved. Adjusted EBITDA targets under the annual cash incentive plan may be reset periodically within a fiscal year by the Compensation Committee to take into account acquisitions, divestitures and other unplanned

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events. No such adjustments were made for 2018. Subject to the provisions of an applicable employment agreement, executives generally must be employed on the last day of a plan year to receive an annual cash incentive award. The Compensation Committee may, however, at its discretion, pro rate awards in the event of certain circumstances such as the executive’s promotion, demotion, death or retirement.

The Company performance component of the annual award each executive is eligible to receive is based upon a percentage of the executive’s annualized base salary, with such percentage varying depending upon the level of adjusted EBITDA as compared to threshold, target and maximum adjusted EBITDA performance objectives as set forth in the table below.

	Company Performance Component of Annual Bonus
	Award as a Percentage of Base Salary
Name	Threshold	Target	Maximum
Robert A. Stewart	50%	100%	150%
Bryan Reasons	30%	60%	90%
Paul Bisaro	50%	100%	150%
Andrew Boyer	40%	80%	120%
Sheldon Hirt	25%	50%	75%
Nikita Shah	25%	50%	75%

The fiscal 2018 combined adjusted EBITDA threshold, target and maximum performance objectives were $312.5 million, $625 million and $937.5 million. Our Company’s fiscal 2018 combined adjusted EBITDA was $584.3 million, or 94% of the target amount.

The 2018 annual performance-based cash incentive program also provides for an individual performance modifier which may adjust up or down from 0% to 150% based on an individual’s performance during the year.

Therefore, as reflected in the non-equity incentive plan compensation column in the summary compensation table below and consistent with our pay for performance philosophy, the named executive officers received the incentive awards set forth below.

	2018 Annual Performance-Based Cash Incentive Compensation
Name	2018 Target Cash Incentive Award		Company Performance Achievement Level	Individual Performance Modifier	Cash Incentive Award
Robert A. Stewart(1)	$1,000,000		94%	106%	$1,000,000
Bryan Reasons	$317,677		94%	100%	$298,616
Paul Bisaro	$750,000		94%	106%	$750,000
Andrew Boyer	$476,684	(2)	94%	100%	$448,083	(2)
Sheldon Hirt(3)	$211,150		—	—	$—
Nikita Shah	$193,922		94%	125%	$227,859
(1)	Mr. Stewart’s Incentive Award for 2018 was not pro rated on the basis of his hire date.
(2)	Mr. Boyer’s Cash Incentive Target Award for 2018 was pro rated on the basis of his hire date by Amneal of February 5, 2018.
(3)	Mr. Hirt stepped down from the Company on January 31, 2019 and did not receive cash based incentive compensation for 2018. Pursuant to a separation agreement between the Company and Mr. Hirt, however, Mr. Hirt received, among other things, an amount equal to his target cash incentive award for 2018, which is reflected in the bonus column in the summary compensation table below.

Long-Term Incentive Compensation

Our long-term incentive compensation program is designed to promote a balanced focus on driving performance, retaining talent and aligning the interests of our executives with those of our other stockholders. The Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan authorizes the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock or cash based awards and dividend equivalent awards to employees, non-employee directors and consultants. For 2018, our long-term incentive compensation program was comprised of two components: restricted stock units and stock options. We grant stock options to incentivize stock price performance as they have value only to the extent that the price of our common stock rises between the grant date and the exercise date, and we grant restricted stock unit awards as a retention tool as they provide the opportunity to receive stock only if the recipient is still employed by us on the date the restrictions lapse. For those named executive officers with employment agreements (as discussed below), the specific ratio of stock options and restricted stock units awarded in 2018 was the result of individual negotiations. For our other named executive

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officers, in 2018 stock options constituted 67% of the long-term incentive awards and restricted stock units constituted 33% of the long-term incentive awards. Half of Mr. Stewart’s restricted stock units were granted as a sign on bonus to compensate him for lost compensation from his previous employer and thus his mix of award types is different from the other named executive officers.

The mix of different types of awards was intended to combine the retention and downside risk benefits inherent in restricted stock units with the shareholder-value-creation benefits inherent in stock options, while mitigating the perceived excessive risk that potentially manifests itself through a single type of award approach. Option awards produce value only if the price of the Company’s stock appreciates, and then only to the extent of the excess of the Company’s stock price over the exercise price of the option.

In February 2019, the Compensation Committee added performance-based restricted stock units to the mix of grants that our executive officers receive, and the total value of the each executive officer’s equity grants was, for 2019, divided evenly between stock options, restricted stock units and performance restricted stock units.

Subject to adjustment as provided in the plan, the total number of shares of common stock available for awards under the plan is 23,000,000. As of February 28, 2019, 5,092,040 shares of common stock have been issued under the plan since it was originally adopted in 2018 and 17,907,960 shares remain available for issuance.

Annual Stock Option Grants

Our Compensation Committee has made annual and new hire grants of stock options to our named executive officers and certain other members of senior management. The stock options have an exercise price equal to the closing market price of the Company’s Class A common stock on the date of grant. In 2018, stock option grants were made in May, following the closing of the Combination. We expect to make future annual stock option grants in March. New hire stock option grants are made within a certain amount of time after commencement of employment. The stock options vest in four equal installments on the first, second, third and fourth anniversary of the date of grant, subject to cancellation or acceleration as provided in the individual stock option agreements. The number of stock options granted to each executive officer and senior manager is based upon the grant date fair value of the stock options.

Other Compensation and Benefits

Benefits offered to our named executive officers serve a different purpose than do the other elements of total compensation. In general, they are provided for the convenience of the Company or are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to our named executive officers are the same as those offered to the general employee population, except for the car service provided to our Chief Executive Officer, which is reflected in the “all other compensation” column in the summary compensation table below.

The following table sets forth the grant date fair market value of stock options granted in 2018 for each of the named executive officers:

Grant Date Fair Value
Name	of 2018 Option Grant
Robert A. Stewart	$5,000,001
Bryan Reasons	$1,000,002
Paul Bisaro	$2,999,997
Andrew Boyer	$2,000,003
Sheldon Hirt	$533,332
Nikita Shah	$533,332

Restricted Stock Unit Awards

Our Compensation Committee has made annual and new hire grants of restricted stock unit awards to our named executive officers and certain other members of senior management. In 2018, restricted stock unit grants were made in May, following the closing of the Combination. We expect to make future annual restricted stock unit grants in March. New hire restricted stock unit awards are made within a certain amount of time after commencement of employment. The restricted stock unit awards vest in four equal installments on the first, second, third and fourth anniversary of the grant date, subject to cancellation or acceleration as provided in the individual restricted stock unit award agreements. The number of restricted stock unit awards granted to each executive officer and senior manager is based upon the grant date fair value of the restricted stock units.

The following table sets forth the grant date fair market value of restricted stock unit awards granted in 2018 for each of the named executive officers:

Grant Date Fair Value
Name	of 2018 RSU Awards
Robert A. Stewart	$4,999,996
Bryan Reasons	$499,998
Paul Bisaro	$1,499,994
Andrew Boyer	$999,996
Sheldon Hirt	$266,668
Nikita Shah	$266,668

Under the Company’s 401(k) plan, the Company makes a 100% matching contribution with respect to each participant’s elective contributions, up to 5% percent of such participant’s compensation (provided that for fiscal 2018, matching contributions were based only on the first $275,000 of such participant’s compensation). Matching contributions become fully vested after 3 years of employment with the Company.

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The Company also has a deferred compensation plan for certain former executives and employees of Impax, some of whom are currently employed by the Company. In December 2018, we announced that we will no longer accept contributions from employees or make matching contributions for the deferred compensation plan. Of our named executive officers, only Mr. Reasons participated in the deferred compensation plan.

Executive Severance and Change in Control Severance Benefits

For a discussion of executive severance and change in control severance benefits, our rationale for offering those benefits and the triggers for payments, see “Management Employment Agreements—Severance Benefits” below.

Chief Executive Officer Compensation

The Board of Directors remains responsible for reviewing and approving the corporate goals and objectives relevant to our Chief Executive Officer’s compensation and evaluating our Chief Executive Officer’s performance in light of those goals and objectives. Mr. Stewart has served as our President and Chief Executive Officer since the Company’s inception in May 2018. Mr. Stewart’s compensation during fiscal 2018 was based upon his employment agreement and the other factors set forth above under “Components of Executive Compensation.”

Accounting and Tax Considerations

Financial reporting and income tax consequences to our Company of individual compensation elements are important considerations for our Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of maintaining a fair, reasonable and competitive compensation package for our named executive officers with enabling the deductibility of compensation.

Executive Compensation Clawback Policy

We do not currently have an executive compensation clawback policy. However, the Compensation Committee plans to adopt a clawback policy after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act. As of the end of 2018, the SEC had not yet issued final rules.

Stock Ownership Guidelines for Executive Officers

In order to further align the interests of our management with the interests of our stockholders, we require our executive officers to own our stock as set forth below.

Position	Minimum Ownership Guideline
Chief Executive Officer	6x base salary
Executive Chairman	6x base salary
Other Executive Officers	2x base salary

We adopted our stock ownership guidelines in May 2018, and we expect our executive officers to be able to achieve the required ownership thresholds by five years from the date of adoption of the guidelines. Newly appointed officers will have five years from the date they became subject to the stock ownership guidelines to comply with them. For the purpose of determining stock ownership levels, we include shares underlying restricted stock and restricted stock units (whether or not vested) and shares underlying “in-the-money” vested stock option awards.

See “Corporate Governance—Director Compensation—Non-Employee Director Stock Ownership Guidelines” above for a description of stock ownership guidelines we have adopted for our non-employee directors.

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Anti-Hedging Policy

To prevent speculation or hedging, our insider trading policy prohibits our named executive officers (and our directors and all other employees) from engaging in short sales of our Company’s stock. Company policy also prohibits our directors, executive officers and certain other employees from purchasing or selling any financial instrument that is designed to hedge or offset any decrease in the market value of our Company’s stock, including prepaid variable forward contracts, equity swaps, collars and other derivative securities that are directly linked to our Company’s stock. All other employees are discouraged from entering into hedging transactions related to Company stock.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during fiscal 2018 or at any time prior thereto, an officer or employee of our Company or any of our subsidiaries. In addition, none of the executive officers of our Company currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on our Board of Directors or Compensation Committee.

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Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. This report is provided by the following directors, who comprise the committee.

Compensation Committee:

Ted Nark (Chair)

Janet S. Vergis

Robert L. Burr

Gautam Patel

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Executive Compensation

Summary Compensation Table

The following table shows the compensation of our named executive officers for the periods presented. For Messrs. Stewart, Boyer and Hirt and Ms. Shah, we report compensation from the completion of the Combination to the end of 2018. For Messrs. Bisaro and Reasons, because they were named executive officers in our previous SEC filings that required compensation disclosure, we report compensation for periods prior to the completion of the Combination.

								Non-Equity
						Stock	Option	Incentive Plan		All Other
Name and		Salary		Bonus		Awards(1)	Awards(1)	Compensation		Compensation(2)	Total
Principal Position	Year	($)		($)		($)	($)	($)		($)	($)
Robert A. Stewart	2018	634,615	(3)			4,999,996	5,000,001	1,000,000		49,193	11,683,805
President and Chief Executive Officer
Bryan Reasons	2018	528,286	(5)			499,998	1,000,002	298,616		37,369	2,364,271
Former Senior Vice	2017	512,712				217,593	251,151	283,119		49,459	1,314,034
President and Chief
Financial Officer	2016	496,620				868,780	826,545	—		56,579	2,248,524
Paul Bisaro	2018	802,885	(4)			1,499,994	2,999,997	750,000		13,148	6,066,025
Executive Chairman,	2017	621,154				—	5,287,000	624,358		—	6,532,512
Former President and Chief Executive Officer
Andrew Boyer	2018	412,500	(6)			999,996	2,000,003	448,083	(7)	924	3,861,506
Executive Vice President, Commercial Operations
Sheldon Hirt	2018	267,998	(8)	211,150	(9)	266,668	533,332	—		13,277	1,292,425
Former Senior Vice President, General Counsel and Corporate Secretary
Nikita Shah	2018	246,132	(10)			266,668	533,332	227,859		11,359	1,285,349
Senior Vice President, Chief Human Resources Officer

(1)	These amounts reflect the aggregate grant date fair value of each option award and stock award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 20 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(2)	The amounts shown in this column for 2018 consist of the following components:

			Company
		Life and Disability	Nonqualified	Cost for	Imputed Income
	Company	Insurance	Deferred	personal use of	for personal use of
	401(k)	Premiums Paid	Compensation	Driver and	Driver and
	Match	by Company	Plan Match	Company Car	Company Car	Total
Name	($)	($)	($)	($)	($)	($)
Robert A. Stewart	12,269	924	—	19,800	16,200	49,193
Bryan Reasons	6,115	600	30,654	—	—	37,369
Paul Bisaro	12,548	600	—	—	—	13,148
Andrew Boyer	—	924	—	—	—	924
Sheldon Hirt	12,269	1,008	—	—	—	13,277
Nikita Shah	10,351	1,008	—	—	—	11,359

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(3)	Represents Mr. Stewart’s salary from the closing of the Combination through December 31, 2018.
(4)	Represents Mr. Bisaro’s salary from January 1, 2018 through December 31, 2018.
(5)	Represents Mr. Reasons’ salary from January 1, 2018 through December 31, 2018.
(6)	Represents Mr. Boyer’s salary from the closing of the Combination through December 31, 2018.
(7)	Pro-rated based on hire date by Amneal.
(8)	Represents Mr. Hirt’s salary from the closing of the Combination through December 31, 2018.
(9)	Represents Mr. Hirt’s target annual bonus equal to fifty percent of his annual base salary. Mr. Hirt stepped down from the Company in January 2019 and this amount was paid pursuant to a separation agreement between the Company and Mr. Hirt.
(10)	Represents Ms. Shah’s salary from the closing of the Combination through December 31, 2018.

Grants of Plan Based Awards in 2018

The following table sets forth information about non-equity and equity awards granted to the named executive officers in fiscal 2018.

						All Other	All Other
						Stock	Option
						Awards:	Awards:		Grant Date
						Number of	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under				Shares of	Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards(1)				Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target		Maximum	Units(2)	Options	Awards	Awards(3)
Name	Date	($)	($)		($)	(#)	(#)	($/share)	($)
Robert A. Stewart
2018 Annual Cash Incentive Plan		500,000	1,000,000		1,500,000
2018 RSU Grant	May 7, 2018					333,111			4,999,996
2018 Stock Option Grant	May 7, 2018						681,199	15.01	5,000,001
Bryan Reasons
2018 Annual Cash Incentive Plan		158,838	317,677		476,515
2018 RSU Grant	May 7, 2018					33,311			499,998
2018 Stock Option Grant	May 7, 2018						136,240	15.01	1,000,002
Paul Bisaro
2018 Annual Cash Incentive Plan		375,000	750,000		1,125,000
2018 RSU Grant	May 7, 2018					99,933			1,499,994
2018 Stock Option Grant	May 7, 2018						408,719	15.01	2,999,997
Andrew Boyer
2018 Annual Cash Incentive Plan		238,342	476,684	(4)	715,026
2018 RSU Grant	May 7, 2018					66,622			999,996
2018 Stock Option Grant	May 7, 2018						272,480	15.01	2,000,003
Sheldon Hirt
2018 Annual Cash Incentive Plan		105,575	211,150		316,725
2018 RSU Grant	May 7, 2018					17,766			266,668
2018 Stock Option Grant	May 7, 2018						72,661	15.01	533,332
Nikita Shah
2018 Annual Cash Incentive Plan		96,961	193,922		290,884
2018 RSU Grant	May 7, 2018					17,766			266,668
2018 Stock Option Grant	May 7, 2018						72,661	15.01	533,332

(1)	The amounts shown in these columns reflect the corporate performance targets under our annual performance based cash incentive plan. “Threshold” equals 50% of Target, “Target” equals 100% and “Maximum” equals 150% of target.
(2)	The number of shares shown reflects the 2018 restricted stock unit awards under the 2018 Incentive Award Plan. The restricted stock unit awards made in 2018 vest in four equal installments on the first, second, third and fourth anniversary of the date of grant, assuming continued employment.
(3)	These amounts reflect the aggregate grant date fair value of each option award and stock award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 20 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(4)	Pro rated based on hire date by Amneal.

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Outstanding Equity Awards at December 31, 2018

	Option Awards						Stock Awards
	Number of
	Securities		Number of				Number of		Market Value
	Underlying		Securities				Shares or		of Shares or
	Options		Underlying		Option		Units of Stock		Units of Stock
	that are		Options that are		Exercise	Option	that Have Not		that Have Not
	Exercisable		Unexercisable		Price	Expiration	Vested		Vested(1)
Name	(#)		(#)		($)	Date	(#)		($)
Robert A. Stewart	—		681,199	(2)	15.01	5/7/28	333,111	(3)	4,506,992
Bryan Reasons	—		136,240	(2)	15.01	5/7/28	33,311	(3)	450,698
	52,000	(4)			17.99	5/15/23
	55,000	(4)			25.24	5/14/24
	47,500	(4)			40.70	2/26/25
	63,095	(4)			33.27	2/26/26
	56,232	(4)			9.35	3/2/27
Paul Bisaro	—		408,719	(2)	15.01	5/7/28	99,933	(3)	1,352,093
	850,000	(4)			12.70	3/27/27
Andrew Boyer	—		272,480	(2)	15.01	5/7/28	66,622	(3)	901,396
Sheldon Hirt	—		72,661	(2)	15.01	5/7/28	17,766	(3)	240,374
Nikita Shah	—		72,661	(2)	15.01	5/7/28	17,766	(3)	240,374

(1)	Based on the closing price of our Class A common stock of $13.53 on December 31, 2018, the last trading day of the year.
(2)	Stock options vest in four equal installments on May 7, 2019, May 7, 2020, May 7, 2021 and May 7, 2022. All unvested stock options held by Mr. Hirt and Mr. Reasons were forfeited upon their separation from the Company in January and February 2019, respectively.
(3)	Restricted stock units vest in four equal installments on May 7, 2019, May 7, 2020, May 7, 2021 and May 7, 2022. All restricted stock units held by Mr. Hirt and Mr. Reasons were forfeited upon their separation from the Company in January and February 2019, respectively.
(4)	Exercisable options held by Mr. Bisaro and Mr. Reasons were granted by Impax prior to the Combination and assumed by the Company pursuant to the Combination.

Nonqualified Deferred Compensation for 2018

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FY
Name	($)	($)	($)	($)	($)
Robert A. Stewart	—	—	—	—	—
Bryan Reasons	61,308	30,654	(70,026)	—	879,961
Paul Bisaro	—	—	—	—	—
Andrew Boyer	—	—	—	—	—
Sheldon Hirt	—	—	—	—	—
Nikita Shah	—	—	—	—	—

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The Company has a deferred compensation plan for certain former executives and employees of Impax, some of whom are currently employed by the Company. In December 2018, the Company announced that it will no longer accept contributions from employees or make matching contributions for the deferred compensation plan. Of the named executive officers, only Mr. Reasons, who stepped down from the Company in February 2019, participated in the non-qualified deferred compensation plan.

The Company’s non-qualified deferred compensation plan permitted highly compensated individuals to receive a similar level of benefits (in terms of the overall percentage of their income eligible for tax deferral and employer matching contributions) as were available to employees with lower levels of income. Each participant could defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. The Company made a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account was notionally invested in one or more investment funds and the value of the account was determined with respect to such investment allocations. Participants were fully vested in their contributions when made. The Company’s matching contributions vested depending on the number of years of service, with participants being fully vested after five years of service. No contributions were forfeited as a result of a separation due to death, disability, termination of the plan or a change in control.

Benefits attributable to a participant were valued as if they were invested in one or more investment funds, as directed by participants in writing. The investment funds and their annual rates of return for the fiscal year ended December 31, 2018 are contained in the table below. Participants could change their selection of investment funds from time to time in writing in accordance with the procedure established by the plan administrator. Changes took effect as soon as administratively practicable.

Valuation Fund	Rate of Return in 2018
Fidelity VIP Money Market	1.42%
MFS/Sun Life Govt Securities	0.47%
PIMCO Total Return	-0.53%
MFS VIT I Total Return	-5.61%
MFS VIT I Value Series Initial	-10.09%
Dreyfus Stock Index	-4.63%
T. Rowe Price Blue Chip Growth	1.92%
AllianceBernstein Small/Mid Cap Val	-15.03%
Fidelity VIP Mid Cap	-14.54%
Delaware VIP Small Cap Value	-16.72%
AllianceBernstein. Internal Value	-22.79%

If a participant terminated his or her employment for any reason, including death, Impax would pay the participant an amount equal to the value of the vested balance credited to the participant’s plan account. If the participant died, the balance of that account would be paid to one or more beneficiaries designated by the participant.

Management Employment Agreements

We have entered into employment agreements with Robert A. Stewart, Bryan Reasons, Paul Bisaro and Andrew Boyer.

Robert A. Stewart

Robert A. Stewart is party to an Employment Agreement dated as of December 16, 2017, by and among Amneal, the Company and Mr. Stewart (the “Stewart Employment Agreement”).

The initial term of the Stewart Employment Agreement began on January 25, 2018 and expires on the third anniversary of such date, unless further extended or earlier terminated as provided in the Stewart Employment Agreement. The Stewart Employment Agreement automatically renews for single one-year periods unless either party provides a written notice of non-renewal at least 90 days prior to the end of the applicable term or unless it is terminated earlier.

Under the Stewart Employment Agreement, Mr. Stewart receives an annual base salary of at least $1.0 million. Mr. Stewart is also eligible to receive an annual bonus targeted at 100% of his base salary under the annual bonus program, and such amount may be between zero and 150% of Mr. Stewart’s base salary.

As provided under the Stewart Employment Agreement, following the closing of the Combination, the Company granted to Mr. Stewart (i) an award of restricted stock units having a grant date fair value equal to $2.5 million (the “Sign-on RSUs”); (ii) an option to purchase the number of shares of the Company’s Class A common stock necessary for the option to have a grant date fair value of $5.0 million (the “Stewart Option”); and (iii) an award of restricted stock units having a grant date fair value equal to $2.5 million (the “Additional RSUs” and with the Sign-on RSUs, the “Stewart RSUs”).

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Severance

The Stewart Employment Agreement provides for severance payments and benefits if (i) Mr. Stewart resigns for “good reason” (as defined in the Stewart Employment Agreement) or (ii) the Board terminates Mr. Stewart’s employment without “cause” (as defined in the Stewart Employment Agreement), in each case other than during the period that is within three months preceding or 24 months following a “change in control” (as defined in the Stewart Employment Agreement). In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) two times his base salary as then in effect; (B) a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, based on actual performance for such fiscal year; (C) continuation of healthcare benefits until the second anniversary of his termination date; (D) the vesting and if applicable, exercisability of each outstanding equity award granted to Mr. Stewart will be accelerated to the extent such equity award would have vested had Mr. Stewart’s employment continued until the first anniversary of his termination date; and (E) outplacement services by a reputable national outplacement service for up to two years following his termination date.

Severance Upon a Change in Control

The Stewart Employment Agreement also provides for severance payments and benefits if (i) Mr. Stewart resigns for good reason, (ii) the Amneal Board terminates Mr. Stewart’s employment without cause or (iii) Mr. Stewart’s employment terminates by reason of death or disability (as defined in the Stewart Employment Agreement), in each case within three months preceding or 24 months following a change in control. In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) the sum of (x) two times his base salary as then in effect plus (y) two times his target annual bonus as then in effect; (B) a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, based on actual performance for such fiscal year; (C) continuation of healthcare benefits until the second anniversary of his termination date; (D) the vesting and if applicable, exercisability of each equity award granted to Mr. Stewart will be fully accelerated; and (E) outplacement services by a reputable national outplacement service for up to two years following his termination date.

The Stewart Employment Agreement requires Mr. Stewart to maintain the confidentiality of information relating to the Company, as applicable, during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of employment agreement.

Bryan M. Reasons

Bryan Reasons is party to an Employment Agreement dated as of December 12, 2012, by and among Impax and Mr. Reasons, as amended (the “Reasons Employment Agreement”). The Reasons Employment Agreement automatically renews for a one-year period unless either party provides at least 90 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier.

The Reasons Employment Agreement provides for (i) an annual base salary of at least $385,000; (ii) participation in the Company’s annual cash incentive bonus program; (iii) grants of stock options and restricted stock in an amount and on the terms determined by the Compensation Committee of the Board of Directors; and (iv) other compensation that may be awarded by the Board of Directors or the Compensation Committee of the Board of Directors.

Severance

The Reasons Employment Agreement provides for severance payments and benefits if (i) the Company terminates Mr. Reasons’ employment without “cause” (as defined in the Reasons Employment Agreement) or (ii) Mr. Reasons resigns for ”good reason” (as defined in the Reasons Employment Agreement), of (A) the sum of (x) the balance of the base salary due under the Reasons Employment Agreement or one and one half times his base salary as then in effect, whichever is greater, plus (y) an amount equal to one and one half times the average of the annual cash bonus awards received by Mr. Reasons for all fiscal years during the term of the Reasons Employment Agreement; (B) a pro rata portion of his cash bonus award for the fiscal year in which the termination occurs; (C) continuation of healthcare benefits for 24 months from the termination date; and (D) acceleration by 12 months of all of Mr. Reasons’ unvested stock options and restricted stock, with such stock options remaining exercisable for 12 months following his termination date.

Severance Upon a Change in Control

The Reasons Employment Agreement also provides for severance payments and benefits if (a) Mr. Reasons resigns for good reason within 60 days preceding or 12 months following a “change in control” (as defined in the Reasons Employment Agreement), (b) the Company terminates Mr. Reasons’ employment without cause within 60 days preceding or 12 months following the change in control or (c) the employment term expires or is not renewed by the Company and Mr. Reasons’ employment is then terminated without cause within 12 months following the change in control, of (1) the sum of (x) the balance of the base salary due under the Employment Agreement or two and one quarter times his base salary as then in effect, whichever is greater, plus (y) an amount equal to two and one quarter times the average of the annual cash bonus awards received by Mr. Reasons for all fiscal years during the term of the Reasons Employment Agreement; (2) a pro rata portion of his cash bonus award for the fiscal year in which the termination occurs; (3) continuation of benefits for 24 months from the termination date; and (4) acceleration of all of

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Mr. Reasons’ unvested stock options and restricted stock, with such stock options remaining exercisable for 12 months following his termination date.

The Reasons Employment Agreement requires Mr. Reasons to maintain the confidentiality of information relating to the Company during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of Employment Agreement.

Separation Agreement

As previously announced, Bryan M. Reasons stepped down from his role as Senior Vice President and Chief Financial Officer of the Company effective as of January 22, 2019. On February 28, 2019, in connection with his termination of employment with the Company as of such date, the Company and Mr. Reasons entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, and in consideration of Mr. Reasons’ execution of a release of claims in favor of the Company and his continued compliance with certain restrictive covenants, Mr. Reasons received or will receive (i) severance payments totaling $1,947,549.70, $374,528.79 of which is payable on May 3, 2019 and the remainder is to be paid in 21 substantially equal installments thereafter on the Company’s regular payroll dates; (ii) a payment of $298,616.23, less payroll deductions and withholdings, on March 8, 2019, which constitutes Mr. Reasons’ annual incentive bonus for fiscal year 2018 based on actual performance for the year, as determined by the Company’s Board of Directors, and (iii) additional monthly payments or reimbursement in an amount of the cost of monthly premiums for Mr. Reasons’ and his covered dependents’ coverage under the Company’s group health plans during the period beginning on February 28, 2019 and ending on the earlier of (a) February 28, 2021, (b) the date Mr. Reasons becomes eligible for comparable coverage under another employer’s group health plan(s) or (c) the date Mr. Reasons is no longer eligible for COBRA. The Separation Agreement also provides for the exercisability of Mr. Reasons’ vested options until February 28, 2020.

Paul Bisaro

Paul Bisaro is party to an Employment Agreement dated as of May 4, 2018, by and among Amneal, the Company and Mr. Bisaro (the “Bisaro Employment Agreement”).

The initial term of the Bisaro Employment Agreement began on the closing of the Combination and will expire on the third anniversary of the closing, unless further extended or earlier terminated as provided in the Bisaro Employment Agreement. The Bisaro Employment Agreement automatically renews for single one-year periods unless either party provides a written notice of non-renewal at least 90 days prior to the end of the applicable term or unless it is terminated earlier.

Under the Bisaro Employment Agreement, Mr. Bisaro will receive an annual base salary of at least $750,000. Mr. Bisaro is also eligible to receive an annual bonus targeted at 100% of his base salary under the annual bonus program, and such amount may be between zero and 150% of Mr. Bisaro’s base salary.

As provided under the Bisaro Employment Agreement, following the effective date of the Bisaro Employment Agreement, the Company granted to Mr. Bisaro (i) an option to purchase the number of shares of the Company’s Class A common stock necessary for the option to have a grant date fair value of $3.0 million (the “Initial Bisaro Option”) and (ii) an award of restricted stock units having a grant date fair value equal to $1.5 million (the “Initial Bisaro RSUs”).

Severance

The Bisaro Employment Agreement provides for severance payments and benefits if (i) Mr. Bisaro resigns for “good reason” (as defined in the Bisaro Employment Agreement) or (ii) the Company terminates Mr. Bisaro’s employment without cause (as defined in the Bisaro Employment Agreement), in each case other than during the period that is within three months preceding or 24 months following a change in control (as defined in the Bisaro Employment Agreement). In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) two times his base salary as then in effect; (B) continuation of healthcare benefits until the second anniversary of his termination date; and (C) the vesting and if applicable, exercisability of each outstanding equity award granted to Mr. Bisaro will be accelerated to the extent such equity award would have vested had Mr. Bisaro’s employment continued until the first anniversary of his termination date and each stock option held by Mr. Bisaro will remain exercisable for a period of 12 months following his termination date (or until the original expiration date of the option, if earlier).

The Bisaro Employment Agreement also provides for severance payments and benefits if Mr. Bisaro’s employment terminates as a result of Mr. Bisaro’s death or disability (as defined in the Bisaro Employment Agreement), in each case other than during the period that is within three months preceding or 24 months following a change in control. In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) a pro-rated annual bonus based on actual performance for the fiscal year during which such termination occurs; (B) accelerated vesting of 100% of the then-unvested restricted stock and restricted stock units previously granted to Mr. Bisaro (or, upon a termination as a result of Mr. Bisaro’s disability, accelerated vesting of 50% of such then-unvested restricted stock and restricted stock units); (C) accelerated vesting and exercisability of the portion of the stock options previously granted to Mr. Bisaro that are scheduled to vest in the calendar year of Mr. Bisaro’s death or disability, as applicable; and (D) solely in the event of a termination as a result of Mr. Bisaro’s Disability, continuation of healthcare benefits for six months.

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Severance Upon a Change in Control

The Bisaro Employment Agreement also provides for severance payments and benefits if (i) Mr. Bisaro resigns for good reason, (ii) the Company terminates Mr. Bisaro’s employment without cause or (iii) Mr. Bisaro’s employment terminates by reason of death or disability, in each case within three months preceding or 24 months following a change in control. In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) the sum of (x) two times his base salary as then in effect plus (y) an amount equal to two times his target annual bonus as then in effect; (B) continuation of healthcare benefits until the second anniversary of his termination date; and (C) the vesting and if applicable, exercisability of each equity award granted to Mr. Bisaro will be fully accelerated and each stock option held by Mr. Bisaro will remain exercisable for a period of 12 months following his termination date (or until the original expiration date of the option, if earlier).

The Bisaro Employment Agreement requires Mr. Bisaro to maintain the confidentiality of information relating to the Company during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of employment agreement.

Andrew Boyer

Andrew Boyer is party to an Employment Agreement, effective as of February 5, 2018, by and among Amneal, Amneal Holdings, LLC and Mr. Boyer (the “Boyer Employment Agreement”).

The initial term of the Boyer Employment Agreement began on February 5, 2018 and expires on June 30, 2021, unless further extended or earlier terminated as provided in the Boyer Employment Agreement. The Boyer Employment Agreement automatically renews for single one-year periods unless either party provides a written notice of non-renewal at least 90 days prior to the end of the applicable term or unless it is terminated earlier.

Under the Boyer Employment Agreement, Mr. Boyer receives an annual base salary of at least $650,000. Mr. Boyer is also eligible to receive an annual bonus targeted at 80% of his base salary under the annual bonus program, and such amount may be between zero and 150% of Mr. Boyer’s base salary.

As provided under the Boyer Employment Agreement, following the closing of the Combination, the Company granted to Mr. Boyer (i) an award of restricted stock units having a grant date fair value equal to $1.0 million (the “Boyer RSUs”) and (ii) an option to purchase the number of shares of the Company’s Class A common stock necessary for the option to have a grant date fair value of $2.0 million (the “Boyer Option”).

Severance

The Boyer Employment Agreement provides for severance payments and benefits if (i) Mr. Boyer resigns for “good reason” (as defined in the Boyer Employment Agreement) or (ii) the Board of Directors terminates Mr. Boyer’s employment without “cause” (as defined in the Boyer Employment Agreement), in each case other than during the period that is within three months preceding or 24 months following a “change in control” (as defined in the Boyer Employment Agreement). In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) two times his base salary as then in effect; (B) a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, based on actual performance for such fiscal year, and the prior year’s bonus to the extent not then already paid (based on the higher of target or actual performance of the relevant goals); (C) continuation of healthcare benefits until the second anniversary of his termination date; (D) the vesting and if applicable, exercisability of each outstanding equity award granted to Mr. Boyer will be accelerated to the extent such equity award would have vested had Mr. Boyer’s employment continued until the first anniversary of his termination date (and, to the extent applicable, each outstanding equity award granted to Mr. Boyer will remain exercisable until the first anniversary of his termination date); and (E) outplacement services by a reputable national outplacement service for up to two years following his termination date.

Severance Upon a Change in Control

The Boyer Employment Agreement also provides for severance payments and benefits if (i) Mr. Boyer resigns for good reason, (ii) the Board of Directors terminates Mr. Boyer’s employment without cause or (iii) Mr. Boyer’s employment terminates by reason of death or disability (as defined in the Boyer Employment Agreement), in each case within three months preceding or 24 months following a change in control. In addition to payment of earned and vested payments and benefits, these severance payments and benefits include: (A) the sum of (x) two times his base salary as then in effect plus (y) two times his target annual bonus as then in effect; (B) a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, based on actual performance for such fiscal year, and the prior year’s bonus to the extent not then already paid (based on the higher of target or actual performance of the relevant goals); (C) continuation of healthcare benefits until the second anniversary of his termination date; (D) the vesting and if applicable, exercisability of each equity award granted to Mr. Boyer will be fully accelerated (and, to the extent applicable, each outstanding equity award granted to Mr. Boyer will remain exercisable until the first anniversary of his termination date); and (E) outplacement services by a reputable national outplacement service for up to two years following his termination date.

The Boyer Employment Agreement requires Mr. Boyer to maintain the confidentiality of information relating to the Company during and after the term of such agreement and also contains non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of employment agreement.

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Potential Payments Upon Termination or Change in Control

To enable us to offer a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers.

In addition to the employment agreements between the Company and certain of our named executive officers, discussed above, the Company has a severance plan that provides for severance benefits to our employees (the “Severance Plan”). Under the Severance Plan, in the event of a participant’s termination of employment without cause (as defined in the Severance Plan) or for good reason (as defined in the Severance Plan), in either case on or within 12 months after the date of the completion of the Combination, the participant will be eligible to receive up to a maximum of (depending on his or her position) (i) a lump sum payment of 52 weeks of his or her base pay, (ii) his or her annual target bonus, (iii) partially subsidized COBRA premiums for 52 weeks and (iv) outplacement services for 26 weeks.

Moreover, from time to time, we may explore potential transactions that could result in a change in control of our Company. We believe that when a transaction is perceived as imminent, or is taking place, we should be able to receive and rely on the disinterested service of our executive officers, without them being distracted or concerned by the personal uncertainties and risks associated with such a situation. We further believe that our stockholders are best served if their interests are aligned with the interests of our executives, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential transactions that may enhance the value of our stockholders’ investments. Consistent with this, we provide change-in-control benefits to our named executive officers only if the officer’s employment terminates in connection with the change in control (often referred to as “double-trigger” change-in-control benefits).

The estimated severance and other benefits for each named executive officer, either pursuant to the Severance Plan or an applicable employment agreement, in the event of a termination of employment are set forth below. The amounts assume that the termination was effective as of December 31, 2018 (the last business day of fiscal 2018) and thus are based upon amounts earned through such date and are only estimates of the amounts that would actually be paid to such named executive officers upon their termination. Since many factors (e.g., the time of year when the event occurs, the Company’s stock price) could affect the nature and amount of benefits a named executive officer could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the table below. The amounts shown are in addition to benefits generally available to salaried employees.

Name	Benefit	Without Cause or for Good Reason Termination	Without Cause, for Good Reason Death or Disability Termination in Connection with a Change in Control	Termination for Death	Termination for Disability
Robert A. Stewart	Cash	$3,000,000	$5,000,000
	Accelerated Vesting of Stock Options(1)	$—	$—
	Accelerated Vesting of RSUs(2)	$1,126,738	$4,506,992
	Health Care	$53,674	$53,674
	TOTAL	$4,180,412	$9,560,666
Bryan Reasons(3)	Cash	$1,596,983	$2,246,166
	Accelerated Vesting of Stock Options
	Accelerated Vesting of RSUs
	Health Care	$53,674	$53,674
	TOTAL	$1,650,657	$2,299,840

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Name	Benefit	Without Cause or for Good Reason Termination	Without Cause, for Good Reason Death or Disability Termination in Connection with a Change in Control	Termination for Death	Termination for Disability
Paul Bisaro	Cash	$1,500,000	$3,000,000	$750,000	$750,000
	Accelerated Vesting of Stock Options(1)	$—	$—
	Accelerated Vesting of RSUs(2)	$338,020	$1,352,093	$1,352,093	$676,047
	Health Care
	TOTAL	$1,838,020	$4,352,093	$2,102,093	$1,426,047
Andrew Boyer	Cash	$1,748,083	$2,788,084
	Accelerated Vesting of Stock Options(1)	$—	$—
	Accelerated Vesting of RSUs(2)	$225,342	$901,396
	Health Care	$53,674	$53,674
	TOTAL	$2,027,099	$3,743,154
Sheldon Hirt(4)	Cash	$633,450	$633,450
	Accelerated Vesting of Stock Options
	Accelerated Vesting of RSUs
	Health Care	$26,833	$26,833
	TOTAL	$660,283	$660,283
Nikita Shah	Cash	$581,768	$581,768
	Accelerated Vesting of Stock Options
	Accelerated Vesting of RSUs
	Health Care	$17,624	$17,624
	TOTAL	$599,392	$599,392

(1)	No value is listed for accelerated vesting of options because all of the unvested options held by the named executive officers were granted with exercise prices greater than the closing market price of our Class A common stock on December 31, 2018.

(2)	Includes unvested restricted stock units that would accelerate in connection with the applicable termination event valued based on the closing price of our Class A common stock on December 31, 2018, which was $13.53.

(3)	Mr. Reasons stepped down from the Company in February 2019.

(4)	Mr. Hirt stepped down from the Company in January 2019. Pursuant to a separation agreement between Mr. Hirt and the Company, Mr. Hirt received, among other things, an amount equal to $60,000, which was intended by the parties to compensate Mr. Hirt for the portion of his RSUs that would have vested in May 2019.

Release

The obligation of the Company to provide the salary continuation and other severance benefits described above is contingent upon and subject to the execution and delivery by the executive officer of a general release of claims against the Company.

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Proposal 2 Advisory Vote on Executive Compensation

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs, which are guided by the principal of “pay for performance,” are designed to attract, motivate, and retain our named executive officers, reinforce the execution of our business strategy and the achievement of our business objectives; and align the interests of our executive officers with the interests of our stockholders, with the ultimate objective of improving stockholder value. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term goals and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 27 for additional details about our executive compensation programs, including information about the fiscal 2018 compensation of our named executive officers.

We believe that our compensation program has been instrumental in helping the Company achieve strong financial performance. Therefore, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say on pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote and the concerns of our stockholders when making future decisions on the compensation of our named executive officers and our Company’s compensation principles, policies and procedures.

In accordance with Proposal No. 3 below, we expect that the next advisory vote to approve executive compensation will occur at our 2020 Annual Meeting.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares of voting common stock present in person or by proxy at the annual meeting and entitled to vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, IN AN ADVISORY MANNER, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

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Proposal 3 Advisory Vote on the Frequency of Future “Say on Pay” Votes

Introduction

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (such as Proposal No. 2 included on page 46 of this proxy statement). By voting on this Proposal No. 3, stockholders may indicate whether they prefer an advisory vote on named executive officer compensation to be held every one year, every two years or every three years.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote in favor of holding the advisory vote on executive compensation on an annual basis.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

Required Vote

The frequency option that receives the most votes cast will be considered to be the frequency that has been selected by our stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE, IN AN ADVISORY MANNER, FOR THE OPTION OF EVERY “ONE YEAR” FOR THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

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Security Ownership of Certain Beneficial Owners and Management and Section 16 Compliance

Beneficial Ownership

The following table sets forth information as of March 15, 2019, with respect to the beneficial ownership of our Class A common stock, Class B common stock and Class B-1 common stock, and shows the number of and percentage owned by:

•	each person or entity our Company believes to be the beneficial owner of more than five percent of any class of our common stock based solely on management’s review of SEC filings;
•	each executive officer named in the summary compensation table;
•	each director; and
•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of stock held by such person. As of March 15, 2019, 115,527,835 shares of Class A common stock, 170,940,707 shares of Class B common stock and 12,328,767 shares of Class B-1 common stock were outstanding.

	Officers and Directors
	Class A						Class B		Class B-1		All Common
Name(1)	Shares		Options(2)	RSUs(2)	Total	% of Class	Shares	% of Class	Shares	% of Class	% of All Classes
Emily Peterson Alva	—		24,977	6,107	31,084	*	—	—	—	—	*
Paul Bisaro	17,000		952,180	24,983	994,163	*	—	—	—	—	*
Andrew Boyer	2,000		68,120	16,656	86,776	*	—	—	—	—	*
J. Kevin Buchi	11,301		53,353	6,107	70,761	*	—	—	—	—	*
Robert L. Burr	96,532	(3)	106,927	6,107	209,566	*	—	—	—	—	*
Jean Selden Greene	—		24,977	6,107	31,084	*	—	—	—	—	*
Sheldon V. Hirt	34,993		—	—	34,993	*	—	—	—	—	*
Ted Nark	—		24,977	6,107	31,084	*	—	—	—	—	*
Chintu Patel	—		24,977	6,107	31,084	*	24,753,252	14.48%	—	—	8.29%
Chirag Patel	—		24,977	6,107	31,084	*	21,269,420	12.44%	—	—	7.13%
Gautam Patel	—		24,977	6,107	31,084	*	30,384,769	17.78%	—	—	10.18%
Dharmendra Rama	—		24,977	6,107	31,084	*	—	—	—	—	*
Bryan M. Reasons	82,986		273,827	—	356,813	*	—	—	—	—	*
Nikita Shah	166,036		18,165	4,442	188,643	*	—	—	—	—	*
Robert A. Stewart	17,000		170,300	83,278	270,578	*	—	—	—	—	*
Peter R. Terreri	70,192		106,927	6,107	183,226	*	—	—	—	—	*
Janet S. Vergis	12,150		54,227	6,107	72,484	*	—	—	—	—	*
All Current Directors and Executive Officers as a Group (17 Persons)					2,294,785	1.99%	76,407,441	44.70%			26.34%

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	Amneal Group(9)
	Class A		Class B		Class B-1		All Common
Name(1)	Shares(2)	% of Class	Shares	% of Class	Shares	% of Class	% of Class
Tushar Patel(4)	—	—	53,578,209	31.34%	—	—	17.93%
Gautam Patel(5)	31,084	*	30,384,769	17.78%	—	—	10.18%
Dipan Patel(6)	—	—	26,905,073	15.74%	—	—	9.00%
Chintu Patel(7)	31,084	*	24,753,252	14.48%	—	—	8.29%
Chirag Patel(8)	31,084	*	21,269,420	12.44%	—	—	7.13%
Other Members of the Amneal Group	n/a(9)	n/a(9)	14,049,984	8.22%	—	—	4.70%
TOTAL AMNEAL GROUP	93,252	*	170,940,707	100%	—	—	57.24%

	Certain Other Beneficial Owners
	Class A		Class B		Class B-1		All Common
Name	Shares	% of Class	Shares	% of Class	Shares	% of Class	% of Class
Funds affiliated with Fosun International Limited(10)	20,293,351	17.57%	—	—	—	—	6.79%
T. Rowe Price Associates, Inc.(11)	19,621,696	16.98%	—	—	—	—	6.57%
Funds affiliated with TPG Global, LLC(12)	3,884,600	3.36%	—	—	12,328,767	100%	5.43%
Wellington Management Company LLP and affiliated or advised entities(13)	16,022,533	13.87%	—	—	—	—	5.36%
The Vanguard Group, Inc. and affiliated or advised entities(14)	9,105,062	7.88%	—	—	—	—	3.05%
FMR LLC and affiliated or advised entities(15)	7,310,823	6.33%	—	—	—	—	2.45%
T. Rowe Price Mid-cap Growth Fund, Inc.(11)	7,250,000	6.28%	—	—	—	—	2.43%
Vanguard Specialized Funds–Vanguard Health Care Fund(16)	7,242,047	6.27%	—	—	—	—	2.42%
BlackRock, Inc. and affiliated or advised entities(17)	6,053,727	5.24%	—	—	—	—	2.03%
*	Less than 1%
(1)	Unless otherwise noted, the address for each beneficial owner listed on the table is Amneal Pharmaceuticals, Inc., 400 Crossing Boulevard, Bridgewater, NJ 08807.
(2)	Column includes shares underlying exercisable stock options and stock options and restricted stock unit awards that will vest within 60 days of March 15, 2019.
(3)	Represents 90,475 shares of common stock held by Mr. Burr directly and 6,057 shares of common stock held by Robert L. Burr’s IRA account, as to which Mr. Burr has sole voting and investment power.
(4)	c/o Tarsadia Investments, LLC 520 Newport Center Drive, Twenty-First Floor Newport Beach, CA 92660. Tushar Patel may be deemed to beneficially own 53,578,209 shares of Class B common stock held of record by Tushar Patel Family Trust.
(5)	Gautam Patel may be deemed to beneficially own 30,384,769 shares of Class B common stock held of record by Falcon Trust, T-Twelve Legacy Trust, Puja Patel Trust, Ishani Patel Trust, Niam Patel Trust and Mayur Patel Legacy Trust. Mr. Patel disclaims beneficial ownership of these shares of Class B common stock. The Company has been asked to enter into agreements by which the Company would agree to certain undertakings and make certain representations to facilitate proposed pledges by two of these trusts covering a portion of the shares of Class B Common Stock and Amneal Common Units Mr. Patel may be deemed to beneficially own as collateral for loans made by third party lenders to the trusts. The Company believes each loan would be full recourse. As of the date of this proxy statement, these proposed pledging transactions have not been completed.
(6)	c/o Buckhead America Hospitality 2855 Springhill Parkway Smyrna, GA 30080. Dipan Patel may be deemed to beneficially own 26,905,073 shares of Class B common stock held of record by Dipan Patel Living Trust, AP-1 Trust, AP-2 Trust, AP-3 Trust, AP-5 Trust, AP-7 Trust, and AP-9 Trust.
(7)	Chintu Patel may be deemed to beneficially own 24,753,252 shares of Class B common stock held of record by The Chintu Patel Revocable Trust and The Falguni Patel Revocable Trust.
(8)	Chirag Patel may be deemed to beneficially own 21,269,420 shares of Class B common stock held of record by The Chirag Patel Revocable Trust and The Priti Patel Revocable Trust.

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(9)	See “Corporate Governance – Business Combination and Corporate Structure” above for a discussion of the relationship between the Amneal Group and the Company. The Amneal Group holds 100% of our outstanding Class B shares. Certain members of the Amneal Group may also hold Class A shares. Messrs. Chintu Patel, Chirag Patel and Gautam Patel are members of the Amneal Group and also members of our Board, and their shares are reported in the “Officers and Directors” table above. Shares of Class A common stock held by members of the Amneal Group other than Messrs. Chintu Patel, Chirag Patel, Gautam Patel, Dipan Patel and Tushar Patel are not reported in this table.
(10)	Room 808, ICBC Tower 3 Garden Road, Central, Hong Kong. Shares reported includes 16,438,356 shares acquired by the beneficial owner in connection with its PIPE investment and 3,854,995 shares the beneficial owners received upon the conversion of Impax common stock in connection with the Combination.
(11)	c/o T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202. As reported in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2019. T. Rowe Price Associates, Inc. has the sole power to vote or direct the vote of 6,076,397 shares and the sole power to dispose or direct the disposition of 19,621,696 shares. T. Rowe Price Mid-cap Growth Fund, Inc. has the sole power to vote or direct the vote of 7,250,000 shares.
(12)	c/o TPG Global, LLC 301 Commerce Street Suite 3300 Fort Worth, Texas 76102.
(13)	c/o Wellington Management Company LLP 280 Congress Street, Boston, MA 02210. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the table. As reported in the Schedule 13G/A filed by Wellington Management Group LLP on February 14, 2019. Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP have the shared power to vote or direct the vote of 6,316,095 shares and the shared power to dispose or direct the disposition of 16,022,533 shares. Wellington Management Company LLP has the shared power to vote or direct the vote of 5,583,535 shares and the shared power to dispose or direct the disposition of 14,216,984 shares.
(14)	c/o Vanguard Specialized Funds – Vanguard Health Care Fund 100 Vanguard Boulevard, Malvern, PA 19355. As reported in the Schedule 13G filed by The Vanguard Group on February 11, 2019. The Vanguard Group has the sole power to vote or direct the vote of 174,182 shares, the shared power to vote or direct the vote of 10,300 shares, the sole power to dispose or direct the disposition of 8,924,466 shares and the shared power to dispose or direct the disposition of 180,596 shares.
(15)	c/o FMR LLC 245 Summer Street, Boston, Massachusetts 02210. As reported in the Schedule 13G filed by FMR LLC on February 13, 2019. FMR LLC has the sole power to vote or direct the vote of 446,389 shares and the sole power to dispose or direct the disposition of 7,310,823 shares.
(16)	c/o Vanguard Specialized Funds – Vanguard Health Care Fund 100 Vanguard Boulevard, Malvern, PA 19355. As reported in the Schedule 13G filed by Vanguard Specialized Funds on January 31, 2019. Vanguard Specialized Funds has the sole power to vote or direct the vote of 7,242,047 shares.
(17)	c/o BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. As reported in the Schedule 13G filed by BlackRock, Inc. on February 7, 2019. BlackRock, Inc. has the sole power to vote or direct the vote of 5,883,029 shares and the sole power to dispose or direct the disposition of 6,053,727 shares.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of and changes of ownership in any class of equity securities of our Company. Such persons are required by SEC regulation to furnish us with copies of all Section 16 reports they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the reports filed for fiscal 2018 and related written representations, we believe that all of our directors and executive officers and any persons who own more than ten percent of our common stock filed the required reports on a timely basis during fiscal 2018.

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Certain Related Parties and Related Party Transactions

Review and Approval of Related Party Transactions

Our Board of Directors recognizes that transactions involving our Company and related parties present heightened risk of potential or actual conflicts of interest which may interfere—or even appear to interfere—with the interests of our Company. Therefore, it is the policy of our Company (as set forth in our written Related Person Transaction Policy and Procedures, Audit Committee Charter and Conflicts Committee Charter) that the Audit Committee or Conflicts Committee of the Board of Directors shall review, approve or ratify any transaction with related parties required to be reported by our Company under the applicable rules and regulations governing related party transactions promulgated by the SEC. Copies of our Related Person Transaction Policy and Procedures, Audit Committee Charter and Conflicts Committee Charter are available on our website.

The Audit Committee is responsible for reviewing and approving related party transactions except to the extent that authority and responsibility has been delegated to the Conflicts Committee or the transaction has been pre-approved. The Conflicts Committee is responsible for reviewing all transactions between the Company, its subsidiaries, or any person controlled by the Company on the one hand and any Amneal Group Member (as defined in the Stockholders Agreement), or its directors, officers, employees, or “associates” (as defined in Rule 12b-2 promulgated under the Exchange Act) on the other hand to determine whether such persons have a direct or indirect material interest in such transaction. Pursuant to delegation of authority from the Board of Directors and the charter of the Conflicts Committee, the Conflicts Committee is also responsible for the review and approval of any transaction between (i) any Amneal Group Member, or any director, officer, employee or associate of any Amneal Group Member, on the one hand, and (ii) the Company, or any of its subsidiaries, or any person controlled by the Company (collectively, the “Company Group”), on the other hand, which involves aggregate amounts in excess of $2,500,000 or is otherwise material to the Company Group. Based on all the relevant facts and circumstances, the Conflicts Committee will decide whether the above referenced related-party transactions with respect to the Company are appropriate and will approve only those transactions that are in the best interests of the Company.

Fiscal 2018 Related Party Transactions

Except as described below, each of the following transactions was entered into prior to the closing of the Combination and therefore prior to the establishment of the Conflicts Committee and Audit Committee.

See footnote 5 to the tables in the section entitled “Security Ownership of Certain Beneficial Owners and Management and Section 16 Compliance” for a discussion of a proposed related party transaction between the Company and trusts controlled by Gautam Patel relating to a proposed pledging arrangement.

LAX Hotel, LLC

LAX Hotel, LLC is an independent real estate management entity and is the landlord of Amneal’s leased manufacturing and office facility located at 50 Horseblock, Yaphank, New York, pursuant to a sublease agreement entered into by LAX Hotel, LLC and Amneal Pharmaceuticals of New York LLC, a subsidiary of Amneal (the “LAX Sublease Agreements”). Amneal was responsible for a portion of the renovation and construction costs, and is deemed, for accounting purposes, to be the owner of the building. As a result, the Company has recorded the property, plant and equipment and a corresponding financing obligation. The financing obligation is reduced by rental payments through June 30, 2043. As of December 31, 2018, the remaining financing obligation was $39 million, the current portion of which was $0.3 million.

LAX Hotel, LLC is controlled by Tushar Patel, who is a member of the Amneal Group and an observer on our Board of Directors.

Related Party Transactions Involving Mr. Chirag Patel and Mr. Chintu Patel

Prior to the Combination, Chirag Patel and Chintu Patel were the Co-Chief Executive Officers of Amneal and each a member of Amneal’s board. Upon the completion of the Combination, each of Chirag Patel and Chintu Patel joined the Company’s Board as Co-Chairmen.

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Adello Biologics, LLC

Adello is an independent clinical stage company engaged in the development of biosimilar pharmaceutical products.

Amneal and Adello are party to a license and commercialization agreement (the “Adello License Agreement”) pursuant to which Adello and Amneal have agreed to cooperate with respect to certain development activities in connection with two biologic pharmaceutical products (the “Adello Products”). In addition, under the Adello License Agreement, Adello has appointed Amneal as its exclusive marketing partner for the Adello products in the United States. In connection with the Adello License Agreement, Adello received an upfront payment of $1.5 million from Amneal in October 2017 and is entitled to share in Amneal’s net profits on the products if and when commercialized. In addition, Adello is eligible to receive from Amneal payments of (i) up to $21 million in milestones relating to obtaining regulatory approval for the Adello products, (ii) up to $43 million in milestones for the successful manufacture and delivery of the Adello products, (iii) between $20  million and $50 million in milestones depending on the number of competitors for one of the Adello products at launch and (iv) between $15 million and $67.5 million for the achievement of cumulative combined net sales levels for the Adello products, subject to certain conditions and the achievement of specific development and commercial objectives.

In October 2017, Adello also sold its interest in the real property associated with Amneal’s Cashel, Ireland manufacturing facility to Amneal for a purchase price of 12.5 million Euro. Amneal financed the purchase price pursuant to the issuance of an interest-bearing, unsecured promissory note in favor of Adello payable on or before July 1, 2019. The promissory note was paid in full in the second quarter of 2018.

Amneal and Adello are also party to a master services agreement (the “Adello Services Agreement”) pursuant to which Amneal from time to time provides human resources, product quality assurance and other services to Adello. Pursuant to the Adello Services Agreement, the total amount of net expense Adello paid to Amneal from these agreements for the year ended December 31, 2018 was $0.2 million.

Amneal and Adello are also party to an arrangement whereby Amneal leases parkings spaces from Adello, pursuant to which Amneal pays to Adello approximately $99,000 per year.

From time to time, Adello may enter into services and other arrangements or agreements with Amneal or certain of its subsidiaries in the ordinary course, none of which is material to the business of either party.

Chirag Patel and Chintu Patel beneficially own, directly and through certain revocable or irrevocable trusts for the benefit of their immediate families, 45.5% in the aggregate of the outstanding equity securities of Adello. In addition, each of Chintu Patel and Chirag Patel is a manager of Adello.

AmDerma Pharmaceuticals, LLC and Asana Biosciences, LLC

AmDerma is an independent company engaged in the research and development of dermatological products with one product in development for the treatment of psoriasis. Asana is an independent early stage drug discovery and R&D company focusing on several therapeutic areas, including oncology, pain and inflammation. Pursuant to a development and manufacturing agreement (the “Asana Agreement”) between Amneal and Asana, Amneal provides development and manufacturing services to Asana with respect to certain products owned by Asana and also provides development and manufacturing services to Asana with respect to products owned by AmDerma, which is managed by Asana. Amneal received $0.2 million from AmDerma during fiscal year ended December 31, 2018 for services provided pursuant to the Asana Agreement, a portion of which related to Amneal’s work in connection with AmDerma’s product.

Chirag Patel and Chintu Patel beneficially own, directly and through certain revocable or irrevocable trusts for the benefit of their immediate families, 37% in the aggregate of the outstanding equity securities of AmDerma. Chirag Patel and Chintu Patel beneficially own, directly and through certain revocable or irrevocable trusts for the benefit of their immediate families, 47% in the aggregate of the outstanding equity securities of Asana. In addition, each of Chintu Patel and Chirag Patel is a manager of AmDerma and Asana.

Industrial Real Estate Holdings NY, LLC

Industrial Real Estate Holdings NY, LLC (“Industrial Real Estate”) is an independent real estate management entity and is the landlord of Amneal’s leased manufacturing facility located at 75 Adams Street, Hauppauge, New York, pursuant to certain sublease agreements entered into by Industrial Real Estate and Amneal Pharmaceuticals of New York LLC, a subsidiary of Amneal (collectively, the “New York Sublease Agreements”). Pursuant to the New York Sublease Agreements, rent expense paid to Industrial Real Estate for the year ended December 31, 2018 was $1 million.

Chirag Patel and Chintu Patel beneficially own, directly and through certain revocable trusts for the benefit of their immediate families,  23.5% in the aggregate of the outstanding equity securities of Industrial Real Estate Holdings. In addition, each of Chintu Patel and Chirag Patel is a manager of Industrial Real Estate.

Kanan, LLC

Kanan, LLC (“Kanan”) is an independent real estate company and is the landlord (pursuant to lease agreements entered into with Amneal Pharmaceuticals LLC) of Amneal’s leased manufacturing facilities located at 65 Readington Road, Branchburg, New Jersey, 131 Chambers Brook Road, Branchburg, New  Jersey and 1 New England Avenue, Piscataway, New Jersey, pursuant to

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certain lease agreements entered into by Amneal and Kanan (the “New Jersey Lease Agreements”). Pursuant to the New Jersey Lease Agreements, rent expense paid to Kanan for the year ended December 31, 2018 was $2 million.

Chirag Patel and Chintu Patel beneficially own, through certain revocable trusts, 28% in the aggregate of the equity securities of Kanan. In addition, each of Chintu Patel and Chirag Patel is a manager of Kanan.

Kashiv Pharmaceuticals LLC

Kashiv is an independent contract development organization focused primarily on the development of 505(b)(2) NDA products utilizing its own proprietary technology platforms, particularly in the areas of abuse deterrence and bioavailability enhancement. Amneal and Kashiv are party to a multi-product development agreement, dated as of August 1, 2011 (the “Kashiv Multi-Product Agreement”), pursuant to which Amneal and Kashiv have agreed to collaborate on the development and commercialization of a number of generic pharmaceutical products. Pursuant to the Kashiv Multi-Product Agreement, Kashiv provides services (at Amneal’s direction) for the development of a given product, including analytical and formulation development. In exchange for the services it provides, Kashiv is entitled to receive 20% of the net profits realized with respect to Amneal’s sales of such product. Amneal and Kashiv are in the process of negotiating an amendment to the Kashiv Multi-Product Agreement relating to the Company’s Levothyroxine product. As of the date of this proxy statement, the proposed amendment has not been executed.

Amneal and Kashiv were party to a product development agreement, dated as of January 1, 2012 (the “Estradiol Kashiv Agreement”), pursuant to which Amneal and Kashiv have agreed to collaborate on the development and commercialization of Estradiol Vaginal Tablets (the “Estradiol Product”). Pursuant to the Estradiol Kashiv Agreement, the Estradiol Product was originally owned by Kashiv, with Amneal acting as the exclusive marketing partner under the Estradiol Kashiv Agreement. In June, 2017, Amneal acquired from Kashiv all rights to the Estradiol Product and bought out its royalty obligation to Kashiv with respect to a second product, aspirin dipyridamole extended release capsules, in exchange for payment by Amneal to Kashiv of $25 million and pursuant to a Product Acquisition and Royalty Stream Purchase Agreement dated as of June 29, 2017 (the “Product and Royalty Purchase Agreement”). The contingent earn outs will be recorded in the period in which they are earned. The first and second $5 million earn outs were recognized in March 2018 and June 2018, respectively, as an increase to the cost of the Estradiol product intangible asset and will be amortized on a straight-line basis over the remaining life of the Estradiol intangible asset. The first earn out was paid in July 2018, and the second earn out was paid in September 2018.

Amneal and Kashiv are party to a product development agreement, dated as of August 9, 2013 (the “Oxycodone Kashiv Agreement”), pursuant to which Amneal and Kashiv have agreed to collaborate on the development and commercialization of Oxycodone HCI ER Oral Tablets (the “Oxycodone Product”). Pursuant to the Oxycodone Kashiv Agreement, the Oxycodone Product is owned by Kashiv, with Amneal acting as the exclusive marketing partner and as Kashiv’s agent for filing an Abbreviated New Drug Application (“ANDA”) related to the Oxycodone Product. In December 2017, Amneal and Kashiv terminated the product development agreement and pursuant to the termination of the agreement, Kashiv agreed to pay Amneal $8 million, an amount equal to the legal costs incurred by Amneal related to the defense of the ANDA. The $8 million settlement was recorded within legal settlement gains for the year ended December 31, 2017 and related party receivables as of December 31, 2017. The cash payment was received in February 2018.

Pursuant to the three agreements described above, the total profit share paid to Kashiv for the year ended December 31, 2018, was $4 million.

Amneal and Kashiv are party to a sublease agreement, dated as of May 1, 2013 (the “Kashiv Sublease”), pursuant to which Amneal, as sublandlord, leases to Kashiv a building comprising approximately 143,000 square feet of multipurpose space in Bridgewater, New Jersey to Kashiv, as subtenant, for the purposes of pharmaceutical R&D, manufacturing, office space, warehousing and ancillary uses. The original term of the sublease expired on April 30, 2016 but is subject to renewal for successive one year terms unless either party gives the other 12 months prior notice of its election to terminate the sublease. Pursuant to the Kashiv Sublease, rental income from the related-party sublease for the year ended December 31, 2018 was $0.4 million.

From time to time, Kashiv may enter into services and other arrangements or agreements with Amneal or certain of its subsidiaries in the ordinary course, none of which is material to the business of either party.

Chirag Patel and Chintu Patel beneficially own, directly and through certain revocable or irrevocable trusts for the benefit of their immediate families, 43.875% in the aggregate of the outstanding equity securities of Kashiv. In addition, Chintu Patel is the Chief Executive Officer of Kashiv and Chirag Patel is a manager of Kashiv.

Nava Pharma, LLC and PharmaSophia, LLC

PharmaSophia, LLC (“PharmaSophia”) is a joint venture formed by Nava Pharma, LLC (“Nava”) and Oakwood Laboratories, LLC for the purpose of developing certain products. PharmaSophia and Nava are parties to a research and development agreement (the “Nava PharmaSophia Agreement”) pursuant to which Nava provides R&D services to PharmaSophia. Nava and Amneal are party to a subcontract agreement (the “Nava Amneal Subcontract Agreement”) pursuant to which Nava has subcontracted certain of its obligations under the Nava PharmaSophia Agreement to Amneal and Amneal performs such services. Pursuant to the Nava Amneal Subcontract Agreement, the total amount of income earned from these agreements for the year ended December 31, 2018 was $0.7 million.

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Chirag Patel and Chintu Patel beneficially own, directly and through certain revocable or irrevocable trusts for the benefit of their immediate families, 37.5% in the aggregate of the outstanding equity securities of Nava. Nava beneficially owns 50% of the outstanding equity securities of PharmaSophia. In addition, each of Chintu Patel and Chirag Patel is a manager of Nava.

Gemini Laboratories, LLC; Gemini Acquisition

Gemini Laboratories, LLC (“Gemini”) is a specialty pharmaceuticals company focused on promoting niche branded products to endocrinologists, pediatricians, OB/GYNs and other specialist physicians. Gemini also engages in the wholesale distribution of generic pharmaceuticals to compounding pharmacies and to directly dispensing physicians, and promotes and distributes certain branded or quasi-branded products. Gemini predominantly sells products through branded wholesalers and certain compounding pharmacies and partners that service directly dispensing physicians.

On May 7, 2018, we entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Gemini Laboratories, LLC and its members (the “Gemini Sellers”), pursuant to which, among other matters and on the terms and subject to the conditions of the Purchase Agreement, we purchased from the Gemini Sellers 98% of the outstanding membership interests of Gemini in exchange for aggregate consideration consisting of: (i) $40,000,000 in cash, (ii) $77,200,000 in the form of a promissory note with a six month maturity date (issued by Amneal to the Gemini Sellers) and (iii) certain assumed liabilities (the “Gemini Acquisition”). The Purchase Agreement contains customary representations, warranties and covenants. As the Purchase Agreement was entered into after the Closing, the Conflicts Committee of the Company’s Board of Directors approved the terms of the Gemini Purchase prior to our entry into the Purchase Agreement.

Prior to the Gemini Acquisition, Amneal and Gemini were engaged in the following transactions.

Amneal and Gemini are party to a license, supply and distribution agreement dated as of January 1, 2014 related to certain unapproved drug products no longer marketed by Amneal. Under this agreement Amneal licensed to Gemini the rights to market, sell and distribute Phenazopyridine and Salsalate products, and to utilize the tradename Pyridium®. Amneal earns profits on both the supply of product and royalty income received from Gemini.

Amneal and Gemini are also party to a license, supply and distribution agreement dated as of September 28, 2015 for the non-exclusive supply of certain generic drug products and the license of the trademark Activella®. Under this agreement, Amneal non-exclusively supplies Gemini with certain generic pharmaceutical products on an arms-length basis and earns profits on both the supply of product and royalty income received from Gemini.

In addition, Amneal and Gemini are party to a license, supply and distribution agreement, dated as of April 13, 2016, pursuant to which Amneal licensed to Gemini the rights to Nizatidine oral solution and granted Gemini the right to promote, market and sell the product in the United States. Gemini is the registered owner of the trademark Axid, which it may use in conjunction with the promotion of the product.

Pursuant to the three agreements described above, total gross profit earned from the sale of inventory to Gemini for the year ended December 31, 2018 (through the date of acquisition) was $0.1 million. The total profit share paid by Gemini for the year ended December 31, 2018 was $5 million.

Amneal and Gemini are also party to a contract development, manufacturing and supply agreement, dated as of March 1, 2017 (the “Gemini CDMO Agreement”), pursuant to which Gemini has engaged Amneal to perform certain contract development and manufacturing services for a Gemini 505(b)(2) NDA product in development. Gemini is responsible to reimburse all of Amneal’s out-of-pocket development costs and Amneal is entitled to a royalty on the net sales of the product once it is commercialized.

At the time of the Gemini Acquisition, certain members of Chirag Patel’s and Chintu Patel’s immediate families beneficially owned, indirectly through limited liability companies, 46% in the aggregate of the outstanding equity securities of Gemini.

Employment and Shareholder Arrangements with Immediate Family Members

Vikrant Patel, a brother-in-law of Chirag and Chintu Patel, who are Co-Chairmen of our Board of Directors, was for a portion of 2018 employed by us as Senior Director, Information Technology. During the fiscal year ended December 31, 2018, Mr. Vikrant Patel had total compensation of approximately $234,021, a portion of which was severance pay.

Kanubhai Patel, Chirag and Chintu Patel’s father, is employed by us as the Chairman of Amneal Pharmaceuticals India Private Limited (“Amneal India”). During the fiscal year ended December 31, 2018, Mr. Kanubhai Patel had total compensation of approximately $400,812.

Bindu Patel, a sister of Chirag and Chintu Patel, is employed by us as a manager in the information technology department. During the fiscal year ended December 31, 2018, Ms. Bindu Patel had total compensation of approximately $121,646.

In exchange for certain ownership rights in and services provided to Amneal’s Indian business, Kanubhai Patel, Sureshbhai Patel and Nikunj Patel (Chirag and Chintu Patel’s father, uncle and cousin, respectively) received approximately $6.6 million, $825,000, and $4.1 million respectively in cash during the fiscal year ended December 31, 2018.

Kanubhai Patel, Bindu Patel and Vikrant Patel (Chirag and Chintu Patel’s father, sister and brother-in-law, respectively) were holders of profit participation units in Amneal. In connection with the Combination, they received approximately $3.8 million, $0.3 million, and $0.3 million respectively in cash and shares of the Company during the fiscal year ended December 31, 2018.

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Agreements Entered into in Connection with the Combination and the PIPE Investment

Stockholders Agreement

See the “Corporate Governance” section of this proxy statement for a summary of the material terms of the Stockholders Agreement.

PIPE Investment

In connection with the Combination and the PIPE Investment, members of the Amneal Group entered into the PIPE Purchase Agreement with select institutional investors, including the PIPE Investors. Pursuant to the PIPE Purchase Agreement, upon the closing of the Combination (the “Closing”), members of the Amneal Group exercised their right to cause Amneal to redeem units held by such members pursuant to the LLC Agreement. In connection with such redemption, such members of the Amneal Group received shares of Class A common stock or shares of Class B-1 common stock in exchange for such redeemed units, in each case pursuant to the LLC Agreement (such redemption and issuance of Class A common stock and Class B-1 common stock to the members of the Amneal Group, the “Redemption”). Following the Redemption, the members of the Amneal Group sold such shares of Class A common stock and Class B-1 common stock to the PIPE Investors at a per share purchase price of $18.25 for gross proceeds of approximately $855,000,000. Following the PIPE Investment, the PIPE Investors owned collectively approximately 15% of the Company’s shares on a fully diluted and as converted basis, with TPG owning all outstanding shares of Class B-1 common stock.

In connection with the Combination and in furtherance of the PIPE  Investment, TPG, Amneal Holdings, LLC (“Amneal Holdings”) and the Company entered into the PIPE Side Letter providing for certain rights and obligations of each in connection with the PIPE Investment. Pursuant to the PIPE Side Letter, TPG has customary registration rights with respect to the Company’s shares owned by TPG. The PIPE Side Letter also provides TPG the right to designate a Board observer with respect to the Company’s Board of Directors, as well as the right, subject to certain ownership thresholds discussed herein, to designate a director for appointment to the Company’s Board of Directors.

Registration Rights Agreement

We entered into a Registration Rights Agreement with the PIPE Investors in connection with the Closing. The Registration Rights Agreement provides the PIPE Investors certain registration rights whereby the Company and Impax were required to jointly prepare and file with the SEC a shelf registration statement on Form S-1 with respect to resales of all shares of Class A common stock beneficially owned by Amneal Holdings. We agreed to use our reasonable best efforts to become eligible to use Form S-3 and, upon becoming eligible, we agreed to promptly file a shelf registration statement on Form S-3.

Tax Receivable Agreement

Pursuant to the LLC Agreement, Amneal Holdings and its permitted transferees have the right to redeem all or a portion of its Amneal Common Units for Class A common stock or Class B-1 common stock. In connection with such redemption, the Company will receive a “step-up” in its share of the tax basis in the Amneal assets and possibly certain other tax benefits, and the Company will pay the Members (as defined below) for the value of such benefits.

The following summary of the terms of the Tax Receivable Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

At the Closing, the Company, Amneal and Amneal Holdings entered into the Tax Receivable Agreement. The Tax Receivable Agreement governs the administration and allocation between the parties of tax liabilities and benefits arising prior to, as a result of, and subsequent to the Combination, and the respective rights, responsibilities and obligations of the Members and the Company with respect to various other tax matters. The term “Members” includes the then existing members of Amneal at Closing (other than the Company) and any persons who have executed and delivered a joinder in accordance with the Tax Receivable Agreement. Chirag Patel, Chintu Patel and Gautam  Patel are Members.

Determination of Realized Tax Benefit

Under the Tax Receivable Agreement, the Company will ensure that Amneal and its subsidiaries that are treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code.

Basis Schedules

Within 90 days after the filing of the U.S. federal income tax return of the Company for each relevant taxable year, the Company will at its own expense deliver to the Members a schedule that shows (a) the basis adjustments with respect to the reference assets as a result of the relevant exchanges effected in such taxable year, calculated (i) in the aggregate and (ii) solely with respect to exchanges by the applicable Member; (b) the period (or periods) over which the reference assets are amortizable and/ or depreciable; and (c) the period (or periods) over which each basis adjustment is amortizable and/or depreciable.

Tax Benefit Schedules

Within 90 days after the filing of the U.S. federal income tax return of the Company for any taxable year in which there is a realized tax benefit or realized tax detriment, the Company shall, at its own expense, deliver to the Members a schedule showing the calculation of the realized tax benefit or realized tax detriment for such taxable year.

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Tax Benefit Payments

Each Member is entitled to receive an amount equal to the sum of (1) 85% of the cumulative net realized tax benefit attributable to such Member as of the end of such taxable year over the aggregate amount of all tax benefit payments previously made to such Member, and (2) the interest calculated at the agreed rate from the due date for filing the U.S. federal income tax return of the Company for such taxable year until the date on which the Company makes a timely tax benefit payment to the Member.

Approvals by the Amneal Group

The Company and its subsidiaries must obtain prior written consent from the Amneal Group before (i) making a disposition of any assets held by Amneal or its subsidiaries prior to the Closing if the cumulative “amount realized” (as such term is defined for U.S. federal income tax purposes) for all such dispositions in any 12-month period would be in excess of $40,000,000 unless the Company agrees to use its best efforts to ensure that each Member receives tax distributions equal to its assumed tax liability, (ii) making certain acquisitions that would reasonably be expected to materially adversely affect any member’s rights or obligations under the Tax Receivable Agreement, or (iii) entering into certain additional agreements with other persons that are similar to the Tax Receivable Agreement.

Termination

The Company may terminate the Tax Receivable Agreement with the written approval of a majority of the independent directors of the Company’s Board of Directors by making a payment to the Members, equal to the present value of the tax benefit payments to be paid to each such Member, discounted at the lesser of ICE LIBOR plus 100 basis points or 6.50% per annum, compounded annually (an “Early Termination Payment”). The Tax Receivable Agreement will also be deemed to be terminated by the Company and an Early Termination Payment by the Company will be required in the event of either (a) a Change of Control (as defined below) or (b) a material breach by the Company of any of its material obligations under the Tax Receivable Agreement.

A “Change of Control” includes (a) any person other than Amneal Holdings and its permitted transferees beneficially owning more than 50% of the combined voting power of the Company; (b) the liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company, unless the sale is to an entity of which at least 50% of the combined voting power is owned by the Company’s Stockholders who owned the Company immediately prior to such sale in substantially the same proportions; (c) a business combination of the Company or any of its subsidiaries with any other entity, after which the Company’s Board of Directors immediately prior to such combination does not constitute at least a majority of the Board of Directors of the surviving company or its parent, or all of the beneficial owners of the voting securities of the Company prior to such combination do not beneficially own more than 50% of the combined voting power of the surviving entity; and (d) the following individuals ceasing to constitute a majority of the Company’s Board of Directors: (i) the directors of the Company as of the Closing (“Initial Directors”) and (ii) any new director whose appointment or nomination was approved by at least two-thirds of the directors who were (x) Initial Directors or (y) whose appointment or nomination was approved by at least two-thirds of the Initial Directors.

LLC Agreement

In connection with the Combination, Amneal, the Company and the Existing Amneal Members (and Amneal Holdings, following the assignment and transfer by the Existing Amneal Members of Amneal Common Units to Amneal Holdings) entered into and are governed by the LLC Agreement, which sets forth, among other things, certain transfer restrictions on Amneal Common Units, and rights to redeem Amneal Common Units in certain circumstances. The following summary of the terms of the LLC Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Appointment of the Company as Manager

Under the LLC Agreement, the Company is admitted as the sole managing member of Amneal. As the managing member, the Company will conduct, direct and exercise full control over all activities of Amneal, including day-to-day business affairs and decision-making of Amneal, without the approval of any other member. As such, the Company, through Amneal’s officers, will be responsible for all operational and administrative decisions of Amneal and the day-to-day management of Amneal’s business.

Pursuant to the terms of the LLC Agreement, the Company will not be permitted, under any circumstances, to be removed as managing member by the members of Amneal. The Company will not resign or cease to be the managing member unless proper provision is made for the obligations of the Company to remain in full force and effect.

The managing member may cause Amneal to contract with the managing member or any affiliate of the managing member as long as the contracts are on terms comparable to those available to others dealing at arm’s length or are approved by the members (other than the managing member and its controlled affiliates) holding a majority of the Amneal Common Units.

Officers

The managing member will appoint the officers of Amneal to implement the day-to-day business and operations of Amneal. In the event of a vacancy, the managing member has the right to appoint a new officer to fill the vacancy.

Compensation

The Company will not be entitled to compensation for its services as managing member. It will be entitled to reimbursement by Amneal for reasonable fees and expenses incurred on behalf of Amneal, except for payment obligations of the Company under the Tax Receivable Agreement.

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Units

The LLC Agreement provides that at the Closing there will be one class of Amneal Common Units. In accordance with the Business Combination Agreement, all Amneal Common Units held by the Existing Amneal Members prior to the execution of the LLC Agreement are converted into Amneal Common Units. The managing member may establish additional securities of Amneal in its discretion in accordance with the terms, and subject to the restrictions of, the LLC Agreement. The managing member may create one or more classes or series of Amneal Common Units or preferred units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of Amneal or class or series of preferred stock of Amneal.

Allocations and Distributions

Allocations

Pursuant to the LLC Agreement, items of income, gain, loss or deduction of Amneal generally will be allocated among the members for capital accounts on a pro rata basis in accordance with each member’s percentage interest, except that partner nonrecourse deductions attributable to partner nonrecourse debt will be allocated in the manner required by the Treasury Regulations Section 1.704-2(i). Nonrecourse deductions for any taxable year will be allocated pro rata among the members in accordance with their percentage interests.

Distributions

Amneal may make distributions out of distributable cash and other funds or property to its members from time to time at the discretion of the managing member of Amneal. Such distributions generally will be made to the members on a pro rata basis in proportion to the number of Amneal Common Units held by each member on the record date for the distribution. Amneal will not be required to make distributions to the extent that such distributions would render Amneal insolvent or if such distribution would violate any applicable law or the terms of the any credit agreement in existence at Closing.

Tax Distributions

In connection with any tax period, Amneal is required to make distributions to its members, on a pro rata basis in proportion to the number of Amneal Common Units held by each member, of cash until each member (other than the Company) has received an amount at least equal to its assumed tax liability and the Company has received an amount sufficient to enable it to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities, and meet its obligations pursuant to the Tax Receivable Agreement. To the extent that any member does not receive its percent interest of the aggregate tax distribution, the tax distribution for such member will be increased to ensure that all distributions are made pro rata in accordance with such member’s percentage interest.

Repurchase or Redemption of Amneal Common Units

Upon written notice to Amneal and the Company, each member is entitled to cause Amneal to effect a redemption (a “Redemption”) of all or any portion of its Amneal Common Units in exchange for the number of shares of Class A common stock or Class B-1 common stock equal to the number of redeemed Amneal Common Units (the “Share Settlement”) or, at Amneal’s election, cash in an amount equal to the product of the Share Settlement and the average of the volume-weighted closing price for a share of Class A common stock on the NYSE for the five consecutive full trading days ending on and including the last full trading day immediately prior to the redemption notice date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A common stock (the “Cash Settlement”). The Company may, in its sole and absolute discretion, elect to effect the exchange of the redeemed Amneal Common Units for the Share Settlement or Cash Settlement, at the Company’s option, through a direct exchange of such redeemed Amneal Common Units and such consideration between the redeemed member and the Company.

Transfer Restrictions

No interest in Amneal may be transferred except as permitted under the LLC Agreement. The LLC Agreement permits transfers:

•	by a member to an affiliate of such member;

•	by the Existing Amneal Members or any direct or indirect transferee of such members (including Amneal Holdings):

	•	with the prior written consent of the Conflicts Committee,

	•	in response to a tender or exchange offer that has been approved or recommended by the Company Board;

	•	in connection with any Company Sale;

	•	that is an individual, (1) to such Existing Amneal Member’s (or such transferee’s) spouse, (2) to such Existing Amneal Member’s (or such transferee’s) lineal ancestors, lineal descendants, siblings, cousins or the spouses thereof, (3) to trusts for the benefit of such Existing Amneal Member (or such transferee) or such persons, (4) to foundations established by such Existing Amneal Member (or such transferee) or such persons or affiliates thereof or (5) by way of bequest or inheritance upon death;

	•	that is an entity, to such Existing Amneal Member’s (or such transferee’s) members, partners or other equity holders; or

	•	of up to a total of 60,000,000 Amneal Common Units; or

•	pursuant to a Redemption or direct exchange as described above.

Dissolution

The LLC Agreement provides that the unanimous consent of at least 75% of all members holding Amneal Common Units will be required to voluntarily dissolve Amneal. In addition to a voluntary dissolution, Amneal may be dissolved upon the entry of a decree of judicial dissolution or upon other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of liquidation will be distributed in the following order: (i) to pay the expenses of winding up Amneal; (ii) to pay debts and liabilities owed to creditors of Amneal; and (iii) to the members pro rata in accordance with their respective percentage ownership interests in Amneal.

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Corporate Opportunities and Waiver of Fiduciary Duty

The LLC Agreement provides that, notwithstanding any duty, including fiduciary duty, otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any member or related person of such member, and no member or related person of such member that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for Amneal or the members will have any duty to communicate or offer such opportunity to Amneal or the members, or to develop any particular investment, and such person will not be liable to Amneal or the members for breach of any fiduciary or other duty (other than fiduciary duties owed to the Company) by reason of the fact that such person pursues or acquires for, or directs such opportunity to, another person or does not communicate such investment opportunity to the members.

Indemnification and D&O Insurance

Amneal will indemnify any member or affiliate, the managing member or any of its affiliates, any officer, or individual serving at the request of Amneal as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise. Such persons will be entitled to payment in advance of expenses, including attorneys’ fees, that they incur in defending a proceeding, but they will be required to repay any such advance if it is ultimately determined that they were not entitled to indemnification by Amneal. Indemnification will not be available for any expenses, liabilities, damages and losses suffered that are attributable to any such person’s or its affiliates’ gross negligence, willful misconduct or knowing violation of the law or for any present or future breaches of any representations, warranties or covenants contained in the LLC Agreement or in other agreements with Amneal.

Tax Classification

The members intend that Amneal be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes. Each member and Amneal will file all tax returns and will take all tax and financial reporting positions in a manner consistent with such tax treatment.

Amendments

The LLC Agreement may only be amended in writing by the manager with the written consent of the holders of at least 75% of the Amneal Common Units then outstanding.

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Report of the Audit Committee

Under the guidance of a written charter adopted by our Board of Directors, the Audit Committee oversees our management’s conduct of the financial reporting process on behalf of the Board of Directors. A copy of the charter is available at the investor relations section of our Company’s website, http://investors.amneal.com. The Audit Committee also appoints the independent registered public accounting firm to be retained to audit our Company’s consolidated financial statements and internal control over financial reporting, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for pre-approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee’s charter reflects the above-mentioned responsibilities, and the Audit Committee and the Board of Directors periodically review and revise the charter.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee meets at least four times annually, or more frequently as circumstances dictate. During fiscal 2018, and since becoming a publicly traded company on May 7, 2018, the Audit Committee met 5 times. The Audit Committee also met with management periodically to consider the adequacy of our company’s internal controls and discussed these matters and the overall scope and plans for the audit of our Company with our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination and the overall quality of our financial reporting. The Audit Committee also discussed with senior management our Company’s disclosure controls and procedures and the certifications by our chief executive officer and chief financial officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our Company’s filings with the SEC. The Audit Committee also met separately from time to time with our chief financial officer and with our chief legal officer/general counsel, and at least quarterly, the Audit Committee met in executive session.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and management’s assessment of the effectiveness of our Company’s internal control over financial as of December 31, 2018. The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of our Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from our Company and our management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent registered public accounting firm as required by the applicable requirements of the PCAOB, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Audit Committee:

Peter R. Terreri (Chair)

J. Kevin Buchi

Emily Peterson Alva

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Proposal 4 Appointment of Independent Registered Public Accounting Firm

Introduction

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2019.

We are asking our stockholders to ratify the selection of Ernst & Young as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

One or more representatives of Ernst & Young are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate stockholder questions.

Independent Registered Public Accounting Firm Fees

In addition to performing the audit of our consolidated financial statements, Ernst & Young has provided various other services during fiscal 2018 and 2017. The aggregate fees billed or expected to be billed for fiscal 2018 and 2017 for each of the following categories of services are as follows:

Type of Fees	Fiscal 2018	Fiscal 2017
Audit Fees	4,026,260	2,643,593
Audit-Related Fees	—	498,611
Tax Fees	698,750	859,425
All Other Fees	5,370	1,345
TOTAL	4,730,380	4,002,974

In accordance with the SEC’s definitions and rules the terms in the above table have the following meanings:

“Audit Fees” are the aggregate fees billed or expected to be billed for each of fiscal 2018 and 2017 for professional services rendered by Ernst & Young for the audit of our consolidated financial statements included in our annual reports on Form 10-K and review of the unaudited consolidated financial statements included in our quarterly reports on Form 10-Q; SEC registration statements including consents and review of documents filed with the SEC, consultation on accounting standards or transactions, and for services in connection with statutory or regulatory filings or engagements; and for services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements for fiscal 2018 and 2017.

“Audit-Related Fees” are the aggregate fees billed in each of fiscal 2018 and 2017 for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no audit related fees for 2018. Audit related fees for 2017 relate to due diligence services in connection with mergers and acquisitions.

“Tax Fees” are the aggregate fees billed in each of fiscal 2018 and 2017 for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning.

“All Other Fees” are the aggregate fees billed in each of fiscal 2018 and 2017 for products and services provided by Ernst & Young not included in the first three categories.

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The Audit Committee has reviewed summaries of the services provided by Ernst & Young and the related fees, and the Audit Committee has determined that the provision of the non-audit services described above is compatible in maintaining the independence of Ernst & Young.

Our Audit Committee was established in May 2018 upon the completion of the Combination. All of the services described above that required pre-approval were pre-approved by the Audit Committee in accordance with its pre-approval policy. The Audit Committee pre-approval policy provides that all auditing services and all non-audit services to be provided by Ernst & Young be pre-approved by the Audit Committee, provided that the Audit Committee shall not approve any non-audit services prohibited by Section 10A(g) of the Exchange Act.

Required Vote

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the shares of voting common stock present in person or by proxy at the annual meeting and entitled to vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

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Other Matters

Our management is not aware of any other matters to be presented for action at the annual meeting; however, if any such matters are properly presented for action, it is the intention of the proxy appointees to vote in accordance with their best judgment on such matters.

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About the Meeting

Why am I receiving these materials?

This proxy statement is provided to the stockholders of Amneal Pharmaceuticals, Inc. (the “Company”) in connection with the solicitation of proxies by our Board of Directors to be voted at our annual meeting of stockholders to be held at the Bridgewater Marriott, 700 Commons Way, Bridgewater, NJ 08807, at 9:00 a.m., local time, on Monday, May 6, 2019, and at any adjournment or postponement of the meeting. This proxy statement provides important information that you should consider in deciding how to vote on the matters to be voted on at the annual meeting.

What items will be voted on at the annual meeting?

At the annual meeting, the stockholders will consider and vote upon:

•	the election of 13 directors to hold office until the next annual meeting of stockholders (Proposal No. 1);

•	an advisory vote to approve executive compensation, commonly referred to as a “say on pay” proposal (Proposal No. 2);

•	an advisory vote to approve the frequency of future “say on pay” votes (Proposal No. 3); and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019 (Proposal No. 4).

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting.

What is a proxy statement? What information is contained in this proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating proxies to vote on your behalf. The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the Company’s Board of Directors and Board committees, the compensation of our directors and executive officers for fiscal 2018 and other required information.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are pleased to be using the SEC rule that allows companies to furnish their proxy materials to stockholders over the Internet. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice.

How can I access the proxy materials over the Internet?

The notice of annual meeting, proxy statement and annual report are available at www.proxyvote.com. Instead of receiving future copies of the proxy materials by mail, most beneficial owners can elect to receive an email that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site. If you received a notice of the Internet availability of proxy materials, that notice will contain additional instructions on how to view our proxy materials on the Internet.

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How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on that notice. All stockholders who do not receive a notice will receive a copy of the proxy materials by mail or email.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a stockholder of record with respect to those shares.

If your shares are held in a brokerage account or with a bank or other nominee, you are considered the “beneficial owner” of those shares.

Who is entitled to vote at the annual meeting?

Each holder of record of our Class A common stock and Class B common stock at the close of business on March 15, 2019 is entitled to vote at the annual meeting (Class A common stock and Class B common stock are referred to herein as the “voting common stock”). Holders of Class A common stock and Class B common stock vote as a single class. Holders of our Class B-1 common stock are not entitled to vote on the matters being brought before the annual meeting. As of March 15, 2019, a total of 115,527,835 shares of Class A common stock and 170,940,707 shares of Class B common stock were outstanding and are eligible to vote at the annual meeting. Each share of our Class A common stock and Class B common stock is entitled to one vote per share on all matters with respect to which holders are entitled to vote.

How do I vote?

Your shares may only be voted at the annual meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the annual meeting, we encourage you to vote by proxy in advance of the annual meeting to assure that your shares will be represented. Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. Please follow the instructions on the Notice of Internet Availability, proxy card or voting instruction form for information on how you can cast your vote in advance of the annual meeting.

What can I do if I change my mind after I vote my shares?

Stockholders of Record

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our corporate secretary, submission of a properly executed later-dated proxy, or by voting by ballot at the annual meeting. Attendance at the annual meeting will not by itself constitute a revocation of a proxy.

Beneficial Owners

If your shares are held in the name of a broker, bank or other holder of record, that institution will instruct you as to how your vote may be changed and the deadline for doing so.

If I am a stockholder of record, how will my shares be voted if I sign, date and return my proxy card? What if I do not specify a choice for a matter when returning my signed proxy card?

All shares entitled to vote that are represented by properly completed proxy cards received prior to the annual meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return a proxy card but do not indicate how your shares should be voted, the shares represented by your proxy card will be voted in accordance with the Board of Directors’ recommendations on Proposals 1-4 and in the discretion of the persons designated as proxies as to any other matter that may properly come before the annual meeting.

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What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, to make sure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.

If you do not provide voting instructions to your bank, broker or other nominee, your shares cannot be voted on any of the voting items other than the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm.

Who may attend the annual meeting?

All stockholders that were our stockholders as of the record date (March 15, 2019) or their authorized representatives may attend the annual meeting. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. Admission to the meeting will be on a first-come, first-served basis. You must bring a government-issued photo identification in order to be admitted to the meeting. In addition, if your shares are held in the name of a broker, bank or other nominee and you plan to attend the annual meeting, you must also bring proof of ownership as of the record date, such as a brokerage or bank account statement. If you are a beneficial owner and you would like to vote your shares at the meeting, you must also bring proof of your authority to vote your shares (which we refer to as a “legal proxy”) from your broker, bank or other nominee. To request a legal proxy, please follow the instructions at www.proxyvote.com.

How will votes be counted?

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of voting common stock of our Company entitled to vote on a particular matter will constitute a quorum for the purpose of considering that matter. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner (see “What if I am a beneficial owner and do not give voting instructions to my broker?” above).

To be elected, a nominee for director must receive the affirmative vote of a majority of the votes cast with respect to such nominee. Approval of each of Proposal Nos. 2 and 4 require the affirmative vote of a majority of the shares of voting common stock present in person or by proxy at the annual meeting and entitled to vote. For Proposal No. 3, the frequency option that receives the most votes cast will be considered to be the frequency that has been selected by our stockholders. Abstentions will not affect the outcome of the vote for Proposal Nos. 1 and 3, but will have the same effect as a vote “AGAINST” for Proposal Nos. 2 and 4. Broker non-votes will not affect the outcome of the vote for Proposal Nos. 1 through 4.

Who will count the votes?

A representative of American Election Services, LLC will tally the vote and will serve as inspector of the annual meeting.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of brokerage houses, banks and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

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Additional Information

Stockholder Proposals for Inclusion in Our 2020 Annual Meeting Proxy Statement and Proxy Card

Under Rule 14a-8 under the Exchange Act, any stockholder proposal to be considered by us for inclusion in our 2020 proxy statement and form of proxy card for next year’s annual meeting of stockholders, expected to be held in May 2020, must be received by our corporate secretary at our principal executive offices located at 400 Crossing Boulevard, Bridgewater, New Jersey 08807, not later than November 25, 2019 and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals that we receive, we reserve the right to omit from our proxy statement stockholder proposals that do not satisfy applicable SEC rules.

Director Nominations and Other Proposals to be Presented at Our 2020 Annual Meeting

In addition, our Bylaws establish an advance notice procedure with regard to stockholder nominations for director or any other stockholder proposals to be brought before an annual meeting of stockholders that will not be included in our proxy statement. In general, notice must be received by our corporate secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder making the proposal. If no annual meeting was held in the previous year or if the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, notice must be received not less than 90 days nor more than 120 days prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Company. Therefore, to be presented at next year’s annual meeting, director nominations and stockholder proposals that will not be included in our proxy statement must be received at by our corporate secretary at the address above on or after January 7, 2020 but not later than February 6, 2020 and must contain the information specified in our Bylaws. A nomination or proposal also must comply with the additional procedures set forth in our Bylaws.

Householding

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports or notices of Internet availability of proxy materials, as applicable. This means that only one copy of such items may have been sent to multiple stockholders in your household. We will promptly deliver, without charge, a separate copy of these documents to you if you so request by writing or calling as follows: Amneal Pharmaceuticals, Inc., Attention: Corporate Secretary, 400 Crossing Boulevard, Bridgewater, NJ 08807; telephone, (908) 947-3120. If you want to receive separate copies of the annual report and proxy statement or notice of Internet availability of proxy materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and phone number.

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Appendix A Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes certain non-GAAP financial measures, including adjusted EBITDA, adjusted net income and adjusted net income per diluted share, that are intended as supplemental measures of the Company’s performance that are not required by or presented in accordance with GAAP. In addition, this release includes these non-GAAP measures and our reported results on a non-GAAP combined basis to include the results of Impax and Gemini as if the transaction closing dates had occurred on the first day of all periods presented herein. Management uses these non-GAAP historical and combined measures internally to evaluate and manage the Company’s operations and to better understand its business because they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP. These non-GAAP measures also isolate the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. The Compensation Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance and set its compensation. The Company believes that these non-GAAP measures also provide useful information to investors regarding certain financial and business trends relating to the Company’s financial condition and operating results, and doing so on a combined basis facilitates an evaluation of the financial performance of the Company and its operations on a consistent basis. Providing this information therefore allows investors to make independent assessments of the Company’s financial performance, results of operation and trends while viewing the information through the eyes of management.

The calculation of Non-GAAP adjusted diluted earnings per share assumes the conversion of all outstanding shares of Class B Common Stock to shares of Class A Common Stock.

These non-GAAP measures are subject to limitations. The non-GAAP measures presented herein may not be comparable to similarly titled measures used by other companies because other companies may not calculate one or more in the same manner. Additionally, the non-GAAP performance measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements; do not reflect changes in, or cash requirements for, working capital needs; and do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt. Further, the combined results may not represent what our combined results of operations and financial position would have been had the transactions occurred on the dates indicated, nor are they intended to project our combined results of operations or financial position for any future period. To compensate for these limitations, management presents and considers these non-GAAP measures in conjunction with the Company’s GAAP results; no non-GAAP measure should be considered in isolation from or as alternatives to net income, diluted earnings per share or any other measure determined in accordance with GAAP. Readers should review the reconciliations of below, and should not rely on any single financial measure to evaluate the Company’s business.

A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is set forth below.

Reconciliation of Non-GAAP Combined Net Revenue

(Unaudited; In thousands)

	Year ended December 31, 2018
Net revenue:	Actual	Add: Impax/ Gemini	(Non-GAAP) Combined
Generics	$1,439,031	$102,237	$1,541,268
Specialty	223,960	96,245	320,205
TOTAL NET REVENUE	1,662,991	198,482	1,861,473

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Non-GAAP Reconciliations

(Unaudited; In thousands, Except per Share Amounts)

Reconciliation of Net (Loss) Income to Combined Adjusted Net Income and Calculation of Adjusted Diluted EPS

	Year ended December 31, 2018
	Actual	Add: Impax/ Gemini	(Non-GAAP) Combined
Net (loss) income	$(201,303)	$(150,155)	$(351,458)
Adjusted to add (deduct):
Non-cash interest	5,859	9,413	15,272
GAAP Income tax (benefit) expense	(1,419)	(6,273)	(7,692)
Amortization	72,987	19,935	92,922
Stock-based compensation expense	8,840	4,816	13,656
Acquisition and site closure expenses(2)	264,424	9,829	274,253
Restructuring and asset-related charges(4)	56,413	5,123	61,536
Loss on extinguishment of debt	19,667	—	19,667
Inventory related charges(1)	54,222	9,894	64,116
Litigation, settlements and related charges	2,092	90,099	92,191
Loss (gain) on sale of assets	878	—	878
Asset impairment charges(3)	47,660	53	47,713
Amortization of upfront payment(5)	10,423	—	10,423
Foreign exchange loss (gain)	19,701	(921)	18,780
Loss on sale of international operations	2,958	—	2,958
R&D milestone payments	8,000	—	8,000
Other	7,095	1,953	9,048
Income tax at 21%	(79,484)	1,309	(78,175)
Net income attributable to NCI not associated with our Class B shares	(386)	—	(386)
ADJUSTED NET INCOME (NON-GAAP)	$298,627	$(4,925)	$293,702
ADJUSTED DILUTED EPS (NON-GAAP)(6)			$0.98

(1)	Inventory related charges primarily represents the amortization of the Impax inventory step-up to fair value in purchase accounting and write-offs of pre-launch inventory quantities.
(2)	Acquisition and site closure expenses includes costs related to (i) accelerated vesting of Amneal profit participation units, (ii) special bonuses associated with the combination and integration of Impax, (iii) plant closure and redundant employee costs and (iv) third party costs associated with the combination of Impax and related integration including legal, investment banking, accounting and information technology.
(3)	Asset impairment charges for the year ended December 31, 2018 are primarily associated with the write-off of leasehold improvements in connection with the closing of our Hayward, CA facility.
(4)	Restructuring and asset related charges includes employee separation costs associated with the consolidation of sites as well as the write-off of property, plant and equipment at those sites.
(5)	Amortization of upfront payment represents the amortization of the upfront payment made to Lannett in connection with our Transition Agreement with Levothyroxine.
(6)	Utilizes weighted diluted average shares outstanding of 299,328, which consists of Class A, Class B & Class B-1 shares.

www.amneal.com	AMNEAL PHARMACEUTICALS, INC. | 2019 Proxy Statement	68

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Non-GAAP Reconciliations

(Unaudited; In thousands)

Reconciliation of Net (Loss) Income to EBITDA and Combined Adjusted EDITBA

	Year ended December 31, 2018
	Actual	Add: Impax/ Gemini	(Non-GAAP) Combined
Net (loss) income	$(201,303)	$(150,155)	$(351,458)
Adjusted to add (deduct):
Interest expense, net	143,571	18,231	161,802
Income tax expense (benefit)	(1,419)	(6,273)	(7,692)
Depreciation and amortization	137,403	24,902	162,305
EBITDA (Non-GAAP)	$78,252	$(113,295)	$(35,043)
Adjusted to add (deduct):
Stock-based compensation expense	8,840	4,816	13,656
Acquisition and site closure expenses(2)	264,424	9,829	274,253
Restructuring and asset-related charges(4)	56,413	5,123	61,536
Loss on extinguishment of debt	19,667	—	19,667
Inventory related charges(1)	54,222	9,894	64,116
Litigation, settlements and related charges	2,092	90,099	92,191
Loss (gain) on sale of assets	878	—	878
Asset impairment charges(3)	47,660	(53)	47,713
Amortization of upfront payment(5)	10,423	—	10,423
Foreign exchange loss (gain)	19,701	(921)	18,780
Loss on sale of international operations	2,958	—	2,958
R&D milestone payments	8,000	—	8,000
Other	4,285	867	5,152
ADJUSTED EBITDA (NON-GAAP)	$577,815	$6,465	$584,280

(1)	Inventory related charges primarily represents the amortization of the Impax inventory step-up to fair value in purchase accounting and write-offs of pre-launch inventory quantities.
(2)	Acquisition and site closure expenses includes costs related to (i) accelerated vesting of Amneal profit participation units, (ii) special bonuses associated with the combination and integration of Impax, (iii) plant closure and redundant employee costs and (iv) third party costs associated with the combination of Impax and related integration including legal, investment banking, accounting and information technology.
(3)	Asset impairment charges for the year ended December 31, 2018 are primarily associated with the write-off of leasehold improvements in connection with the closing of our Hayward, CA facility.
(4)	Restructuring and asset related charges includes employee separation costs associated with the consolidation of sites as well as the write-off of property, plant and equipment at those sites.
(5)	Amortization of upfront payment represents the amortization of the upfront payment made to Lannett in connection with our Transition Agreement with Levothyroxine.

AMNEAL PHARMACEUTICALS, INC. | 2019 Proxy Statement	69

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amneal

We make healthy possible.

AMNEAL PHARMACEUTICALS, INC. | 400 Crossing Boulevard | Bridgewater, NJ 08807 | Amneal.com

AMRX LISTED NYSE

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amneal

We make healthy possible.

AMNEAL PHARMACEUTICALS, INC.
400 CROSSING BOULEVARD
BRIDGEWATER, NJ 08807

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote "FOR" the listed nominees:

1. Election of Directors

Nominees

Nominees	For	Against	Abstain
1.a Emily Peterson Alva	☐	☐	☐
1.b Paul Bisaro	☐	☐	☐
1.c J. Kevin Buchi	☐	☐	☐
1.d Robert L. Burr	☐	☐	☐
1.e Jean Selden Greene	☐	☐	☐
1.f Ted Nark	☐	☐	☐
1.g Chintu Patel	☐	☐	☐
1.h Chirag Patel	☐	☐	☐
1.i Gautam Patel	☐	☐	☐
1.j Dharmendra Rama	☐	☐	☐
1.k Robert A. Stewart	☐	☐	☐
1.l Peter R. Terreri	☐	☐	☐
1.m Janet S. Vergis	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following proposal:

	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends a vote of "1 YEAR" on the following proposal:

	1 year	2 years	3 years	Abstain
3. Advisory vote to approve the frequency of future "say on pay" votes	☐	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following proposal:

	For	Against	Abstain
4. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000410239_1 R1.0.1.18

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com

AMNEAL PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
May 6, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David A. Buchen and Robert A. Stewart, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Amneal Pharmaceuticals, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 6, 2019 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, 1 YEAR FOR PROPOSAL 3 AND FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. In the event any of the nominiees named on the reverse side of this proxy card are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

0000410239_2 R1.0.1.18

Continued and to be signed on reverse side